AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY __, 2000.

                                                    REGISTRATION NO. 333-_______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------

                                  GAMECOM, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

          TEXAS                                                     93-1207631

(State or other jurisdiction of     (Primary standard              (IRS employer
incorporation or organization)   industrial classification        identification
                                      code number)                    number)

                                440 North Center

                             Arlington, Texas 76011

                                 (817) 261-GAMZ
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                440 North Center

                             Arlington, Texas 76011

                                 (817) 261-GAMZ
(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                     L. Kelly Jones, chief executive officer
                                440 North Center
                             Arlington, Texas 76011
                                 (817) 261-GAMZ
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                              DAVID C. THOMAS, ESQ.
                               185 Madison Avenue
                                   10th Floor
                               New York, NY 10016
                                 (212) 725-4423
                               (212) 684-9022 Fax
                                COUNSEL TO ISSUER

                                   ----------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS
        PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                   ----------

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK THE FOLLOWING BOX. |_|

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED          PROPOSED
                                                  AMOUNT TO     MAXIMUM           MAXIMUM             AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE           BE            OFFERING PRICE    AGGREGATE           REGISTRATION
REGISTERED                                        REGISTERED    PER SECURITY      OFFERING PRICE      FEE
==================================================================================================================
Common Stock, $.005 Par Value(1)                  30,612,245    $ 0.49            $15,000,000          $3,960.00
------------------------------------------------------------------------------------------------------------------
Common Stock, $.005 Par Value (1)(2)               3,061,225    $ 0.49               $150,000             $39.60
------------------------------------------------------------------------------------------------------------------
Common Stock, $.005 Par Value(3)                     245,000    $ 1.00               $245,000             $64.68
------------------------------------------------------------------------------------------------------------------
Common Stock, $.005 Par Value(4)                     245,000    $0.625               $153,125              40.43
------------------------------------------------------------------------------------------------------------------
Total Registration and Fee..............................................................               $4,104.71
------------------------------------------------------------------------------------------------------------------

(1) Based upon the average of the bid and asked prices of GameCom, Inc. common stock as reported on the OTC Bulletin Board on June 26, 2000, pursuant to Rules 457(c) and (g) of the Securities Act of 1933.

(2) Issuable upon the exercise of common stock purchase warrants issuable to Swartz Private Equity, LLC. The warrants are issuable to Swartz from time to time when GameCom exercises its put right to sell shares of common stock to Swartz. The exercise price of a warrant will be equal to 110% of the market price on the date that GameCom exercises its put right to sell shares of its common stock to Swartz.

(3) Issuable upon the exercise of common stock purchase warrants issued to Swartz Private Equity, LLC, on April 14, 2000. The exercise price of the warrants is initially $1.00, but is subject to downward adjustment under certain circumstances. On each six month anniversary of the date of issuance, GameCom will calculate a reset exercise price that will be equal to 100% of the lowest closing bid price of the common stock for the five trading days ending on the six month anniversary date. The exercise price will be equal to the lowest reset exercise price determined on any six month anniversary of the date of issuance preceding the date on which the warrant is exercised, subject to anti-dilution adjustments.

(4) Issuable upon the exercise of common stock purchase warrants issued to Swartz Private Equity, LLC, on April 14, 2000. The exercise price of the warrants is initially $0.625, but is subject to downward adjustment under certain circumstances. On each six month anniversary of the date of issuance, GameCom will calculate a reset exercise price that will be equal to 100% of the lowest closing bid price of the common stock for the five trading days ending on the six month anniversary date. The exercise price will be equal to the lowest reset exercise price determined on any six month anniversary of the date of issuance preceding the date on which the warrant is exercised, subject to anti-dilution adjustments.

Pursuant to Rule 416 under the Securities Act, such additional number of shares of Common Stock subject to the Warrants are also being registered to cover any adjustment resulting from stock splits, stock dividends or similar transactions. The indeterminate number of additional shares shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                            [Logo of GameCom, Inc.]

                                   PROSPECTUS

                                  GameCom, Inc.

             440 North Center, Arlington, Texas 76011 (817) 265-0440

                 The Resale of 34,163,470 Shares of Common Stock

   The selling price of the shares will be determined by market factors at the time of their resale.

This prospectus relates to the resale by the selling shareholders of up to 34,163,470 shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. Of the shares offered,

      o up to 30,612,245 shares are issuable to Swartz Private Equity, LLC based an Investment Agreement dated as of June 1, 2000, and

      o up to 3,551,225 shares are issuable upon the exercise of warrants issued or issuable to Swartz under the Investment Agreement

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we may receive up to $15 million of proceeds from the sale of shares to Swartz, and we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of any warrants that Swartz may exercise.

Our common stock is quoted on the over-the-counter Electronic Bulletin Board under the symbol GAMZ. On June 26, 2000, the average of the bid and asked prices of the common stock on the Bulletin Board was $0.49 per share.

Investing in the common stock involves a high degree of risk. You should not invest in the common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is July 5, 2000

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require us to include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

Table of Contents

Prospectus Summary.............................................................5

   Our Business................................................................5

   Our Investment Agreement....................................................6

   Key Facts...................................................................6

   Summary Financial Data......................................................7

Management's Discussion and Analysis of Financial Condition
   and Results of Operations ..................................................7

Risk Factors..................................................................10

Use of Proceeds...............................................................15

Price Range of Common Stock...................................................15

Dividend Policy...............................................................16

Forward-looking Statements....................................................16

Business......................................................................16

Selling Shareholder...........................................................21

Plan of Distribution..........................................................24

Management....................................................................24

Certain Transactions..........................................................29

Description of Securities.....................................................29

Legal Matters.................................................................32

Experts.......................................................................32

Where You Can Find More Information...........................................32

Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are forward-looking and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

      o that we have had significant losses ever since starting business and we expect to continue losing money for some time;

      o that network-enabled games, our only business, is a new line of business for us;

      o that we expect competition from companies that are much larger and better financed than we are;

      o     that we cannot be sure our product will be accepted; and

      o     that we are in default on loans from several of our shareholders.

In this prospectus, we refer to GameCom, Inc. as we or GameCom, and Swartz Private Equity, LLC as Swartz.

                               Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

                                  Our Business

We produce and market a unique gaming machine enclosed in a kiosk, which allows a player to compete against other players at the same location or over the internet, at another kiosk located anywhere in the world. Our 'Net GameLink(TM) system is designed for installation at a relatively modest cost in neighborhood arcade-like gaming centers and social bars. It consists of computers, a networking system, and specially-designed networked kiosks that allow our patrons to play interactive 3D games with either other users at the same location or users at a remote location. Customers pay for their use of the system through a plastic debit card. Each card is prepaid and is credited with a certain amount of playing time. Alternatively, customers can use their credit cards or insert bills into the kiosk.

We began operations in 1996 with the intent of operating a brewpub/microbrewery restaurant. In the course of that business we acquired rights to the 'Net GameLink (TM) system. Our restaurant operations proved unsuccessful due to restrictive alcoholic beverage laws and for other reasons, and in 1999 we closed down those operations and began to focus exclusively on our gaming system.

In February, 2000, we changed our jurisdiction of incorporation from Nevada to Texas.

We maintain our principal office at 440 North Center, Arlington, Texas 76011, and our telephone number is (817) 261-GAMZ.

We currently have our system operating at one location in Texas. We have completed beta testing and are ready to begin marketing our system to customers.

                            Our Investment Agreement

We have entered into an Investment Agreement with Swartz to raise up to $15 million through a series of sales of our common stock to Swartz. The dollar amount of each sale is limited by our common stock's trading volume. A minimum period of time must occur between sales. In turn, Swartz will either sell our stock in the open market, sell our stock to other investors through negotiated transactions or hold our stock in its own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.

                                    Key Facts

Total shares outstanding prior to              12,091,118(1) as of June 26, 2000
the offering

Shares being offered for resale to the public  34,163,470(2)

Total shares outstanding after the offering    46,254,588

Price per share to the public                  Market price at time of resale.

Total proceeds raised by offering              None; however, we may receive up
                                               to $15 million from the sale of
                                               the shares to Swartz, and we may
                                               receive additional amounts from
                                               the sale of shares to Swartz if
                                               Swartz exercises any of the
                                               warrants issued under the
                                               Investment Agreement.


Use of proceeds from the sale of the shares    We plan to use the proceeds for
to Swartz                                      working capital and general
                                               corporate purposes.

OTC Bulletin Board Symbol                      GAMZ

(1) Does not include shares underlying warrants issued to Swartz in connection with the Investment Agreement;

Also does not include any shares underlying warrants that we may issue to Swartz in the future under the Investment Agreement.

(2) Includes

      o up to 30,612,245 shares that may be issued to Swartz under the Investment Agreement,

      o up to 490,000 shares underlying warrants issued to Swartz under the Investment Agreement, and

      o up to 3,061,225 shares underlying warrants that we may issue to Swartz in the future pursuant to the Investment Agreement.

                             Summary Financial Data

The information below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to financial statement included elsewhere in this prospectus.

                                        Year Ended December 31,      Three Months ended
                                                                         March 31
                                               1998        1999         1999          2000
                                               ----        ----         ----          ----
Revenue                                     461,857       5,431        8,324            --
Operating Expenses                        1,385,510     342,839       87,152        94,435
Net Loss                                 (1,385,813)   (361,880)  $ (106,193   $   (94,435)
Basic (loss) per common share                (0.164)     (0.038)  $    (.012)  $    (0.008)
Weighted average number of
 common shares outstanding                8,435,721   9,581,072    8,522,703    11,922,150

Balance Sheet Data:
                                                           March 31, 2000
Working capital                                                    $ (1,143,444)
Total assets                                                            111,286
Total liabilities                                                     1,159,188
Shareholders' equity                                                 (1,055,429)

     Management's Discussion and Analysis of Financial Condition and Results
                                 of Operations

The following discussion of our financial statements should be read in conjunction with the financial statements and notes to those statements.

Overview.

We were capitalized in 1996 to develop, own, and operate theme brewpub/microbrewery restaurants. Until March of 1997 when we acquired, and July 1, 1997 when we began operating, the former Hubcap Brewery & Kitchen in Dallas, Texas, we had no operations or revenues and our activities were devoted solely to development.

In January, 1999, we terminated our brewpub/microbrewery restaurant operations. Future revenues and profits will depend upon various factors, including market acceptance of 'Net GameLink(TM), and general economic conditions. Presently our only source of revenue is the future sale of 'Net GameLink(TM) systems and from associated royalties. We have not received any revenue to date from either royalties from operations of systems we own or the sale of our systems to others. We expect to receive the first revenue from operations of our own system during the third quarter of 2000, and to receive the first revenue from a sale of the system to a third party during the third quarter as well.

We cannot give any assurance that that we will successfully implement our expansion plans, including the 'Net GameLink(TM) entertainment concept. We face all of the risks, expenses, and difficulties frequently encountered in connection with the expansion and development of a new business. These include

      o limited working capital and the need to devote a substantial amount of management's time to raising capital rather than development of the business,

      o difficulties in maintaining delivery schedules if and when volume increases,

      o the need to develop support arrangements for systems at widely dispersed physical locations,

      o the need to control operating and general and administrative expenses, and

      o the need to spend substantial amounts on initial advertising to develop an awareness of us and our products.

In addition, our chief executive officer is a practicing attorney with no training or prior experience in managing or overseeing a public company.

Results of Operations.

Quarter ended March 31, 2000 compared to quarter ended March 31, 1999.

These two periods are in no way comparable. The quarter ended March 31, 1999 reflects our unsuccessful efforts to develop our brewpub/microbrewery business, whereas the quarter ended March 31, 2000 reflects a redirection of our efforts from the discontinued business to the development of the our 'Net GameLinkTM System. For the quarter ended March 31, 2000 we had essentially no revenues. Administrative costs of $66,113 for the quarter ended March 31, 2000 compared to $28,836 for the quarter ended March 31, 1999 reflect professional fees incurred in connection with registration of our common stock under the Securities Exchange Act of 1934 and forfeiture of a security deposit under a lease as the result of the decision in January, 1999 to terminate the brewpub/microbrewery operations. The reduction in interest charges from $55,200 for the quarter ended March 31, 1999 to $17,500 for the quarter ended March 31, 2000 reflects the elimination of bank debt, an agreement by holders of other indebtedness to accept a one-time issuance of common stock in lieu of accrued and future interest and the issuance in 2000 of 100,000 shares of Common Stock to our chief executive officer as compensation for personally guaranteeing a bank borrowing of $20,000.

Connect Computer Group, Inc., the firm which has been largely responsible for developing our kiosk and computer systems, has done its development work on the basis of an oral understanding or "gentleman's agreement" with our chief executive officer. Under this agreement, if we are successful in marketing the product Connect Computer will be issued a significant equity position in the Company. The amount of that equity position has not yet been determined. If marketing of the product is not successful, Connect Computer will not be entitled to any shares for its efforts. The parties have not explicitly agreed upon any method for determining whether marketing of the product has been successful. There is considerable uncertainty as to both the standards for determining whether any shares are issuable and the number of shares, if any, that we may have to issue for these services. However, we have made a charge to our earnings for those services based on our estimate of the number of shares we will ultimately have to issue for those services. Later negotiations may result in significant adjustments to these estimates.

Fiscal year ended December 31, 1999 compared to fiscal year ended December 31, 1998.

These two periods are also in no way comparable. The fiscal year ended December 31, 1998 reflects our unsuccessful efforts to develop its brewpub/microbrewery business, whereas fiscal year 1999 reflects a redirection of our efforts from the discontinued business to the development of our 'Net GameLink(TM) System. For the fiscal year ended December 31, 1999 we had essentially no revenues. Administrative costs of $409,999 for the fiscal year ended December 31, 1999 compared to $1,002,192 for the fiscal year ended December 31, 1998 reflect the decision in January, 1999 to terminate the brewpub/microbrewery operations. We recorded a $143,781 gain on the sale of equipment for the fiscal year ended December 31, 1999. This gain was recorded because, as described below, the guarantors of our bank debt secured by that equipment forgave approximately $65,000 in indebtedness when they acquired the bank's security interest in that equipment upon payment of that indebtedness, and later disposed of the equipment to reimburse themselves for a portion of these payments. The $41,336 reduction in interest charges for the fiscal year ended December 31, 1999 reflects that elimination of bank debt as described above and an agreement by holders of other indebtedness to accept a one-time issuance of common stock in lieu of accrued and future interest. The value of that common stock is shown as finance charges for the applicable periods.

Liquidity and Capital Resources. As of March 31, 2000 our liquidity position was extremely precarious. We had current liabilities of $1,208,481, including

      o     $773,776 in trade payables, most of which were overdue,

      o short-term notes payable to shareholders of $360,500, most of which were either demand indebtedness or were payable at an earlier date and were in default, and

      o     bank debt of $20,000 and related accrued interest on the notes.

Current assets available to meet those liabilities were only $2,606.

To date we have met their capital requirements through

      o     capital contributions,

      o     loans from principal shareholders and officers,

      o     bank borrowings, and

      o     private placement offerings.

For the quarter ended March 31, 2000, our net loss was $94,435, of which only $33,516 was accounted for by non-cash charges. In addition, we made capital expenditures of $1,512 resulting in total cash requirements for the quarter of approximately $62,431. To cover most of these cash requirements, we allowed accounts payable and accrued expenses to increase by $49,293, and drew down our cash by $13,138. For the fiscal year ended December 31, 1999, our net loss was $361,880, of which only $84,306 was accounted for by non-cash charges. In addition, we were required to repay bank and other borrowings in the amount of $285,327, and made capital expenditures of $41,237 resulting in total cash requirements for the fiscal year of approximately $604,138. To cover most of these cash requirements, we allowed accounts payable and accrued expenses to increase by $247,530, disposed of assets relating to the closed-down brewpub operation for a gain of $143,781, and issued additional shares of our common stock to investors for approximately $135,000.

At the time the operations of First Brewery of Dallas, Inc. were terminated, all of that subsidiary's assets were pledged to secure a debt to SecurityBank of Arlington, Texas. Our directors and another individual had personally guaranteed that debt. Upon termination of the brewpub/microbrewery operations the guarantors were required to pay the debt to the bank, and upon payment the bank assigned our notes and the related security to the guarantors. The guarantors accepted the subsidiary's assets in full satisfaction of the debt, and later sold the assets securing to third parties at a loss. The effect of these transactions is included in the $143,781 gain on sale of assets for the year ended December 31, 1999.

In December, 1999, we borrowed $20,000 on an unsecured basis from a bank. Our chief executive officer personally guaranteed this loan. The loan was increased to $50,000 on June 23, 2000. It now matures on December 23, 2000.

On June 21, 2000, we placed First Brewery of Dallas, Inc. into voluntary liquidation under Chapter 7 of the Bankruptcy Act. When that proceeding is concluded, our consolidated balance sheet will be improved by the elimination of $524,111 in trade payables, as those amounts are owed solely by the subsidiary. The bankruptcy will not affect our debt service requirements, as all interest-bearing debt is owed by the parent company, and not the subsidiary.

On June 1, 2000 we entered into an investment agreement with Swartz to raise up to $15 million through a series of sales of common stock. The dollar amount of each sale is limited by the trading volume and a minimum period of time must occur between sales. In order to sell shares to Swartz, there must be an effective registration statement on file with the SEC covering the resale of the shares by Swartz and we must meet several other conditions. The agreement is for a three-year period beginning on the effective date of this registration statement.

We have incurred recurring operating losses and negative cash flows from operating activities and have negative working capital. We believe that our available equity financing arrangement with Swartz will be sufficient to meet our working capital and capital expenditure requirements for at least the next three years. However, we cannot give any assurance that we will receive financing from Swartz, that we will not require additional financing within this time frame, or that additional financing, if needed, will be available on terms acceptable to us, if at all.

Based on the interest-bearing indebtedness presently outstanding, our annual debt service requirements without taking into account any payments of principal are approximately $16,700. We intend to pay approximately one-half of our interest-bearing debt pro rata promptly after receiving the proceeds from the first few sales of shares to Swartz. This would reduce our annual debt service requirements by one-half. If we cannot raise additional funds through the sale of shares to Swartz or from other sources, holders of our debt (all of whom are stockholders except for the bank loan) would be in a position to shut down our operations.

Plan of Operations

The opinions of our independent auditor for each of the last two fiscal years expressed substantial doubt as to our ability to continue as a going concern. Until we are able to draw down enough financing to expand our operations more rapidly, we plan to limit our operations by conducting marketing efforts primarily on the basis of person-to-person contact with those who have previously expressed an interest in its system and limiting expansion of our operations to delivery of systems as permitted by internally-generated cash flow and the amount of money we can draw down based on market volume. This may require us to accept orders for new systems only on the basis of a large enough down payment to cover the costs of manufacture of the system. This may in turn make it difficult to market additional systems. Further, the expression of uncertainty as to our ability to continue as a going concern may itself adversely affect our liquidity and cash flow, since vendors who might otherwise have been willing to extend credit may instead insist upon pre-payment or payment on a C.O.D basis.

We expect to begin receiving revenues from operation of its present system at J. Gilligan's during the third quarter of 2000. However, these revenues are not expected to be enough to carry out any substantial advertising and marketing.

We will need to hire a qualified chief operating officer, and there is no assurance that we will be able to obtain one. We recently hired a director of marketing and a gaming technical advisor. Additional employees will be needed during the next 12 months. At the present time, although senior management is serving without compensation, our director of technical services, director of marketing, and gaming technical advisor are currently receiving compensation. If we are not able to raise the necessary funds to expand sales beyond those that may be generated by person-to-person contact, we may be forced to terminate our operations entirely.

                                  Risk Factors

An investment in the common stock the selling shareholders are offering to resell is risky. You should be able to bear a complete loss of your investment. Before purchasing any of the common stock, you should carefully consider the following risk factors, among others.

We have had significant losses ever since starting business and we expect to continue losing money for some time.

To date, we have incurred significant losses. At March 31, 2000, our accumulated deficit was $2,431,906 and our working capital deficit was $ 1,143,444.

For the year ended December 31, 1999, we lost $361,880 and for the year ended December 31, 1998, we lost $1,385,813. These losses were caused primarily by:

      o difficulty getting licenses needed to sell beer for off-premises consumption for our discontinued microbrewery operations;

      o an economic decline in the Dallas West End Historical District where our discontinued restaurant operations were located; and

      o both development costs and continuing general and administrative expenses with no corresponding revenue during the time when we had shut down our other operations and were developing our 'Net GameLink(TM) concept.

Network-enabled games, our only business, is a new line of business for us.

Our only source of revenue to date has been our restaurant/brewpub business, which we closed in 1999. Management has no prior experience in developing and implementing network-enabled games or any other electronically based products.

We expect competition from companies that are much larger and better financed than we are.

We believe our primary competition will be from large gaming centers being established by companies such as GameWorks. GameWorks:

      o     has far greater financial and technical resources than we have, and

      o has created an entire establishment devoted to various forms of gaming, including virtual reality games.

We do not know of any other companies presently offering systems such as 'Net GameLink(TM), but there are few barriers to entry and therefore competition could be intense from yet-to-be created companies.

We cannot be sure our product will be accepted.

We have not carried out any marketing studies to determine how well our product will be accepted. Our product may not be accepted on a sufficiently wide basis to allow production in the quantities needed to make us profitable. Although arcade and computer games are an established form of entertainment, and although third-party research indicates that interactive Internet gaming is a soon-to-be burgeoning form of entertainment, at present 'Net GameLink(TM) is a new and unique concept that has been subject to limited beta-testing. We have used only one beta site, and that site was also used for eliminating technical bugs. This limited test marketing is too small to reach firm conclusions about acceptance of the product in a wider geographic market.

We are in default on loans from several of our shareholders.

Several of our shareholders have made loans to us and hold notes for these loans which we have been unable to repay. The shareholders are legally entitled to sue us at any time for the amounts we owe them. We do not believe they will sue us, since that would probably caused the value of the stock the hold to go down. However, if one or more of the shareholders were to sue us we might be forced to go out of business.

One of our shareholders holds a note that could require us to issue him a large number of shares of common stock.

We have issued $103,500 in principal amount of promissory notes providing for a per diem issuance of common stock as a penalty for late payment. We are in default under that note. As of December 31, 1999, the per diem issuance would be in excess of 2,800,000 shares of our common stock. Should the holder of the note prevail in any litigation to enforce this penalty, the shares issuable under the penalty provisions would result in the holder's becoming our largest single shareholder. Further, depending upon how long it took to resolve the issue, an adverse decision could result in that holder's becoming a controlling shareholder.

Our product is not protected by patents.

Although we have filed a patent for a "network-enabled gaming kiosk," to date the patent has not been granted, and even if it is granted it may not give us enough protection to exclude potential competitors.

We depend on others to provide our computer games.

We do not develop our own computer games; we license these games from others. Although we have been well-received in preliminary discussions with computer game manufacturers and distributors about the availability of games at a reasonable or no license fee for use on 'Net GameLink(TM) entertainment systems, we cannot give any assurance that we will be able to license the most desirable games at commercially reasonable terms and prices. If we are unable to get the games at reasonable prices, our costs of operation will go up.

We may have difficulty expanding our operation for production in volume.

If we are to become profitable, we will have to move from limited operations at a single beta site to volume production. We cannot give any assurance that we will be able to successfully implement our expansion plans, including the 'Net GameLinkTM entertainment concept. We will have all of the risks, expenses, and difficulties frequently encountered in connection with the expansion and development of a new business. These include

      o difficulties in maintaining delivery schedules if and when volume increases,

      o the need to develop support arrangements for systems at widely dispersed physical locations,

      o the need to control operating and general and administrative expenses and

      o the need to spend substantial amounts on initial advertising to develop an awareness of the Company and its products.

In addition, our chief executive officer is a practicing attorney with no training or prior experience in managing or overseeing a public company. We will will need to hire a qualified chief operating officer, and there is no assurance that we will be able to obtain one.

We may have difficulty moving from one-at-a-time to volume production of our product.

We have not yet begun to produce our 'Net GameLink(TM) entertainment system in quantity. The current kiosks were constructed by one manufacturer who can effectively control production, price, delivery dates, etc. Although we are discussing the production of 'Net GameLink(TM) kiosks with other kiosk manufacturers to satisfy market demand, we cannot give any assurance that we will be able to produce enough 'Net GameLink(TM) entertainment systems to keep up with potential demand. If we are not able to produce enough systems to meet demand, we may lose customers and our revenue would suffer.

The technology and our industry is changing rapidly and we may not have money or expertise to remain current.

While we believe we have acquired the latest technology for our 'Net GameLink(TM) entertainment concept, the technology is changing rapidly. So far we have relied on outside sources to develop our technology and we cannot give any assurance that new technology and software can be developed in the future to compete in the marketplace. Companies with which the Company will compete could have greater resources -- both money and expertise -- for internal development and we may not be able to acquire the new technology as it is developed in the future.

The entertainment industry carries some risks that are not shared by other businesses.

Consumer spending in the entertainment industry is largely discretionary. As a result, companies and that industry are subject to risks that are not present where the product or service being produced is more of a necessity. These risks include:

      o competition for customers both within a category and between categories of alternative forms of entertainment,

      o substantial media advertising costs needed to enhance or create a demand for the product or service,

      o disproportionate impact of deflation or inflation, employment and wage levels, changes in local markets or economic conditions, and

      o     changes in customer tastes.

As a result, our revenue may vary more as a result of factors beyond our control than would be the case in other industries.

It is difficult to predict the impact of our proposed marketing efforts.

Our success will depend on adequate marketing resources. Our marketing plan includes advertising and promotional materials, advertising campaigns in both print and broadcast media, and cooperative marketing arrangements with the hospitality industry, and other complimentary entertainment and attraction related operations. We cannot give any assurance that these marketing efforts will be successful.

We depend heavily on the continued service of our chief executive officer.

We place substantial reliance upon the efforts and abilities of L. Kelly Jones, our chief executive officer. The loss of Mr. Jones's services could have a serious adverse effect on our business, operations, revenues or prospects. Mr. Jones is a practicing attorney and his services as chief executive officer are performed on a part-time basis. We cannot give any assurance that he will continue to devote the necessary time to our business to bring our plans to completion. We do not have an employment agreement with Mr. Jones or maintain any key man insurance on his life, and we do not intend to maintain any key man insurance for some time.

Our management will have broad discretion in the use of proceeds we receive from the sale of shares to Swartz.

We will not receive any other proceeds of this offering, but we may receive proceeds of the sale of shares to Swartz under our financing agreement with them. Management has broad discretion to adjust the application and allocation of the net proceeds of shares sold to Swartz in order to address changed circumstances and opportunities. As a result, our success will be substantially dependent upon the discretion and judgment of our management in determining how to apply and allocate those proceeds.

We do not expect to pay dividends for some time, if at all.

No dividends have been paid on the Common Stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors.

A majority of our shareholders can elect all of our directors.

There is no cumulative voting for the election of directors of the Company. As a result, the holders of a majority of our outstanding voting stock may elect all of our directors if they choose to do so, and the holders of the remaining shares will not be able to elect any directors. Currently, our officers and a consultant own a substantial percentage of the shares of Common Stock outstanding and are in a position to control our affairs, including the election of the board of directors.

Our business is subject to economic downturns to a greater extent than other companies' businesses might be.

Since we offer products and services that are generally considered discretionary, an economic downturn could have adverse consequences for us.

There is only a limited market for our shares.

While there is Common Stock that is "free trading," there is only a limited and relatively "thin" market for that Common Stock. We cannot give any assurance that an active public market will develop or be sustained. This means you might have difficulty liquidating your investment if that becomes necessary.

We may not have enough funding to complete our business plan.

We expect that our major source of funding over the next 36 months will be our financing arrangement with Swartz. We may need additional financing to fully implement our business plan. We believe the private equity line will be sufficient to maintain our operations for at least the next 36 months, but the amount available under that line is based upon trading volume, which is beyond our control. If trading volume were to decline significantly, or not to increase as expected, we might not be able to draw down enough funds under that line to finance demand for our product. As a result, we may need to seek financing above that provided by Swartz's private equity line. We cannot give any assurance that this additional financing could be obtained of attractive terms or at all. In addition, our ability to raise additional funds through a private placement may be restricted by SEC rules which limit a company's ability to sell securities similar to those being sold in a registered offering (such as that contemplated by Swartz's equity line) before the time that offering is completed or otherwise terminated.

Lack of funding could force us to curtail substantially or cease our operations. Based on our potential rate of cash operating expenditures and our current plans, we expect our cash requirements for the next 36 months may need to come primarily from the proceeds of the Investment Agreement with Swartz. However, our ability to raise funds under the Investment Agreement is subject to several conditions. These conditions include the continuing effectiveness of a registration statement covering the resale of the shares sold under the Investment Agreement and a limitation on the number of shares we may issue based on the volume of trading in the common stock. We expect that our future cash requirements may be fulfilled by improved sales of products and services, the sale of additional equity securities, debt financing and/or the sale or licensing of certain of our technologies. However, there can be no assurance that any future funds required in excess of the proceeds of the Investment Agreement will be generated from operations or from the aforementioned or other potential sources. There can also be no assurance that the required funds, if available, will be available on attractive terms or that the terms under which they are raised will not significantly dilute the interests of our existing shareholders.

The market in which we compete is subject to rapid technological change.

Technology in the electronic gaming industry changes rapidly, and our products and services, as well as the skills of our employees, could become obsolete quickly. Our success will depend, in part, on our ability to improve our existing products and develop new products that address the increasingly sophisticated and varied needs of our current and prospective customers, and respond to technological advances, emerging industry standards and practices, and competitive service offerings.

Our stock price is volatile.

The market price of our common stock has been and is likely to continue to be volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates by securities analysts, overall equity market conditions or other factors that are mostly beyond our control. Because our stock is more volatile than the market as a whole, our stock is likely to be disproportionately harmed by factors that harm the general securities markets, such as economic turmoil and military or political conflict, even if those factors do not relate to our business. In the past, securities class action litigation has often been brought against companies after periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of management's attention and resources, which would hurt our business.

Trading in our common stock on the OTC Bulletin Board may be limited.

Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or Nasdaq, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

Our common stock is subject to penny stock regulation.

Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market. These regulations also impose various sales practice requirements on broker-dealers. The regulations that apply to penny stocks may severely affect the market liquidity for our securities and that could limit your ability to sell your securities in the secondary market.

A significant percentage of our common stock is held by our directors and executive officers, who can significantly influence all actions that require a vote of our shareholders.

Our directors and executive officers currently own approximately 25.5% of our outstanding common stock and have options on an additional 1,199,000 shares. As a result, management is in a position to influence significantly the election of our directors and all other matters that are put to a vote of our shareholders.

The exercise of options and warrants could depress our stock price and reduce your percentage of ownership.

If all of the warrants that may be issued to Swartz under the Investment Agreement are issued, Swartz will hold outstanding options and warrants to 3,551,225 shares of common stock, assuming that we issue a total of 3,061,225 warrants to Swartz under the Investment Agreement. These are in addition to the options held by officers and employees. The number of warrants that may be issued to Swartz under the Investment Agreement will fluctuate depending on the price at which we put shares to Swartz, which in turn will depend on the market price at the time of the puts. In the future, we may grant more warrants or options under stock option plans or otherwise. The exercise or conversion of stock options, warrants or other convertible securities that are presently outstanding, or that may be granted in the future, will dilute the percentage ownership of our other shareholders. The "Description of Securities" section of this prospectus provides you with more information about options and warrants to purchase our common stock that will be outstanding after this offering.

                                 Use of Proceeds

We will not receive any proceeds from the sale of the shares by the selling securityholders. However, we may receive additional proceeds from the sale to Swartz of shares issuable upon the exercise of warrants issued or to be issued to Swartz under the Investment Agreement. We intend to use the proceeds from the sale of the shares to Swartz and the exercise of warrants by Swartz for working capital and general corporate purposes.

                           Price Range of Common Stock

Our common stock is traded on the OTC Electronic Bulletin Board. The following table sets forth the high and low bid prices of our common stock for each quarter for the years 1998 and 1999 and the first quarter of 2000 through June 26, 2000. As of June 26, 2000, there were 93 holders of record of our common stock.

The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Common stock:

Year                                                  High Bid           Low Bid

1998

First Quarter                                            $1.25             $0.25
Second Quarter                                            2.25              0.25
Third Quarter                                             0.50              0.25
Fourth Quarter                                           0.875             0.375

1999

First Quarter                                           0.6875           0.09375
Second Quarter                                          1.0313              0.26
Third Quarter                                           1.2188              0.09

Fourth Quarter                                            0.70             0.065

2000

First Quarter                                             1.31              0.27
Second Quarter (through June 26, 2000)                    0.97              0.34

                                 Dividend Policy

We have never paid any dividends on our common stock. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not expect to pay any cash dividends to our shareholders in the foreseeable future. The board of directors will determine whether or not to pay dividends in the future in light of our earnings, financial condition, capital requirements and other factors.

                           Forward-looking Statements

In this prospectus and in our other filings with the Securities and Exchange Commission, in our press releases and in oral statements made with the approval of one of our authorized executive officers, you will find words or phrases like "will likely result," "plans," "will continue," "is anticipated," "estimated," "expect," "project" or "outlook" or similar expressions. You may also find similar words or phrases in confirmations by our authorized executive officers of expressions like these made by a third party about us. These words or phrases are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on any of these forward-looking statements. Each speaks only as of the date made, and these statements are subject to many risks and uncertainties. Actual results are likely to differ materially from historical earnings and those presently anticipated or projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the factors described in the Risk Factors section of this prospectus. We are not undertaking any obligation to release publicly revisions we make to any forward-looking statements to reflect events or circumstances occurring after the date of those statements. All written and oral forward-looking statements made after the date of this prospectus and attributable to us or persons acting for us are expressly qualified in their entirety by this discussion.

                                    Business

Business Overview

We were organized in 1996 to operate theme concept microbrewery restaurants. In 1997, we acquired First Brewery of Dallas, Inc., which operated the former Hubcap Brewery & Kitchen of Dallas, Texas (later renamed The Schooner Brewery(TM) brewpub). For several reasons, including relatively strict laws that apply to craft brewers in Texas, GameCom found it difficult to develop this initial business, and closed down its microbrewery operations in early 1999.

In December of 1997, GameCom acquired all rights to 'Net GameLink(TM), an interactive entertainment system designed to allow a number of players to compete with one another in a game via an intranet or the Internet. Since closing its microbrewery operations GameCom has been devoting substantially all of its efforts to implementing the 'Net GameLink(TM) product.

In February, 2000, we changed our jurisdiction of incorporation from Nevada to Texas.

Our principal office is at 440 North Center, Arlington, Texas 76011, and our telephone number is (817) 261-GAMZ.

Closed Microbrewery Operations

From 1997 to 1999, we operated a brewpub restaurant in Dallas, Texas under the name The Schooner Brewery (TM). We received a number of awards for the quality of our beer at national and regional competitions. Our plan was to build upon the favorable publicity resulting from these awards to develop and expand a craft brewing concept that would both serve our award-winning beer on-premises and sell the beer for off-premises consumption. The Texas laws governing craft brewing operations are highly restrictive. Under those laws an operator of a "brewpub" (manufacturer of beer for on-premises sale and consumption) was prohibited from operating a "microbrewery" (manufacturer of beer for off-premises distribution and consumption). As a result, we were unable to carry out our plan. In addition, the Dallas West End Historical District where our restaurant was located was undergoing an economic decline at the time. The restaurant continued to accumulate net losses, and management closed our brewpub operations in early 1999 in favor of full-time exploitation of the 'Net GameLink(TM) concept. Since that time our operations have been limited to development, construction and beta-testing of the initial 'Net GameLink(TM) prototype system at J. Gilligan's Bar and Grill in Arlington, Texas. We do not expect to have revenues from our Internet gaming business until early in the third quarter of 2000.

Industry Overview

The electronic gaming industry has experienced dramatic changes over the last several years. Beginning with games played by a single user on his or her own computer, electronic games have progressed from (i) play by two or more users on a single computer, to (ii) play by many users over an intranet, to (iii) simultaneous play by even more users from locations spread throughout the world via the Internet. These changes have brought about a rapid increase in the number of interactive electronic gamers.

Initial efforts to capitalize on the interactive Internet electronic games market were based on the idea that players would be willing to pay directly to participate in these games. Pogo.com began with this business model but was unable to generate a large enough group of paying customers to make the model profitable. Recent efforts in this area have instead been based on the media model, in which users do not pay for the service, but the site operator sells access to the users to advertisers.

Despite the success of some Internet gaming companies, an element has been lost in the process of moving from the parlor to the individual user's screen -- the element of direct social interaction. We believe that people like to talk to each other while they play, and a computer screen is no substitute for face-to-face communication. We have not carried out any marketing studies to confirm this belief, but both our own observations of players during beta-testing of our system and articles in magazines such as Forbes and USA Today have confirmed this belief. Virtually all of the Internet gaming providers have created some means for the players to "chat" as they are playing by typing messages back and forth. We believe this is an inadequate substitute for the immediate presence of a live human being. Typing simply doesn't convey the excitement or nuances of meaning communicated by the human voice.

In response to the desire of players for direct interaction, at least one company has constructed several large electronic gaming centers, and has announced its intention to build many others. Like the arcades frequently seen in suburban malls, these centers are intended to attract the hard-core electronic gamer who is seeking to play in a social environment. Our product is targeted at a market similar to that of the large electronic gaming centers, but is designed for smaller-scale and more widespread use in a neighborhood setting. The experience of the large electronic gaming centers has demonstrated that players are willing to pay to access electronic games in the company of others.

'NET GAMELINK(TM) SYSTEM

In December, 1997, we acquired all proprietary rights in the 'Net GameLink(TM) system from Adams Bragg & Company, Inc., a firm which had been performing public relations services for us, in exchange for 425,000 shares of our common stock. For financial reporting purposes, these proprietary rights were valued by the board of directors at $2,125. At the time of acquisition, the system was essentially little more than an idea. Over the next two years, we worked in cooperation with Connect Computer Group, a Euless, Texas electronics firm, to develop the hardware and communications configuration to implement this concept. Connect Computer Group performed these services without any out-of-pocket cash cost to the Company other than the costs of certain hardware on the basis of an unwritten understanding that if the system were successfully marketed Connect Computer would receive a significant equity position in our company.

Our 'Net GameLinkTM system is designed for installation at a relatively modest cost in neighborhood arcade-like gaming centers and social bars. It consists of computers, a networking system, and specially-designed networked kiosks that allow our patrons to play interactive 3D games with either other users at the same location or users at a remote location. The gamestations feature X86 (Intel central processing unit) compatible 3D-game hardware and software. Customers pay for their use of the system through a plastic debit card. Each card is prepaid and is credited with a certain amount of playing time. Alternatively, customers can use their credit cards or insert bills into the kiosk.

Design Goals:

In designing kiosks for our system, our objectives were to

      o     remove the computer look and feel from the game play experience,

      o use state-of-the-art sound and video systems to further enhance game play,

      o provide for connection to other kiosks at the same location through an intranet and connection to kiosks at other locations through the Internet, and

      o     provide a system that would be easy to change and update.

In addition, the system had to be able to run most games on the market, permit easy access to the games by the user, and prevent the user from obtaining access to the computer's operating system. Selection of components for the system was based on performance, reliability, and price, in that order.

Enclosure:

      The physical enclosure itself is 3 foot by 3 foot square and over six feet tall with full length windows on each closed side. The kiosk enclosure is open on one side and the windows allow the works of the systems to be seen. To further enhance the open look of the kiosk we removed all enclosures from the power supply and monitor. Each kiosk has three bays which are arranged vertically. All computer equipment is mounted in the upper bay. The mid bay is dedicated to the lighting controller/source and the lower bay holds a sub-woofer speaker, A/C wiring and uninterruptible power source. The kiosk is made from high-grade particle board and all corners are machined and rounded. Game controls are mounted on two shelves in the front of the enclosure. The lower shelf is made of the same board has the enclosure and the top is made of clear plastic. Two handles provide support for the upper shelf and act as a light for the lower shelf.

Computer:

The computer system is presently based on an AMD Athlon(TM) 800 MHz processor. This is mounted on a Epox mother board with 128 megabytes of RAM (random access memory). It uses the IDE interface (one of several methods of connecting disk drives and other components to the computer's mother board) and a 4.5-gigabyte hard drive. The network connection is supplied by a 3-Com 905b 100baseT card (the faster of the two types of networking components in common use on IBM PCs). A Creative Labs 16-megabyte accelerated video card connected to a 21 inch 27 dot pitch (a measure of resolution) monitor supplies video. A Creative Labs Sound Blaster

Alive sound card is used. The speakers are made by Altec Lansing and have two small high and mid range enclosures and a bass and sub-bass enclosure.

Lighting:

Lighting is supplied from a 150 watt light generator and distributed through a fiber optic light pipe array. The light generator has an integral dichromatic (2-color) filter that causes the light color to shift a few times each minute. The mounting plates for the motherboard, magnetic card reader, and joystick are made of a plastic material that allow light to be injected that creates a glow around the edge. Edge light fiber optic cables are used to light the inside of the kiosk and also the motherboard mounting plate. Light pipes are also run to the handles on each side of the lower front shelf.

User interface:

In its usual configuration, the kiosk provides for input through a keyboard, a mouse, and a joystick. The keyboard is a standard 101 key Keytronic black keyboard that is mounted on the lower shelf. The mouse is also black and is made by Keytronic. The joystick is a force-feedback type manufactured by Microsoft. The joystick connections are external to the enclosure. This allows the joystick to be changed out for other types of game input devices. A magnetic card reader authenticates users and deducts the appropriate amount for the user's playing time. All input devices other than the magnetic card reader are not hard mounted for the convenience of the user.

System Software:

The operating system software is Microsoft Windows 98. The standard TCP/IP (a networking protocol) stack is used for network connectivity. The interface software is written in Micromedia Director, and the user database is written under MySql (a database programming language) running under Redhat 6.0 LINUX (an operating system). The games themselves are stored on a LINUX server running with SAMBA (software for integrating LINUX and Windows computers) supplying the connectivity to the Windows environment.

Operation:

Each kiosk is a network client of the LINUX server where all games are stored. When a user swipes his or her card through the card reader, or inserts bills into the kiosk, the software on the kiosk makes a request of the database stored on the server. This database maintains a record of the amount of time the user has bought and how much he or she has used. Once the user has been authenticated and the system has verified the user's remaining time, the server starts the timing clock for the kiosk and allows the user to select a game. When the user's time expires the kiosk shuts down the game. Each kiosk has a full-time connection to the Internet and to the local network.

Interactivity:

Our system provides for interactive play among gamers at a single location via an intranet or at widely dispersed locations via the Internet. Because our system is intended to reach players wishing to play in a social setting, we expect that at least initially the system's capability to allow play among gamers at a single physical location through an intranet will be more significant than its ability to enable play on a worldwide basis. However, it seems likely that in the future games will be developed that permit teams of players at one location to compete against teams located elsewhere, and the system's Internet connection will permit this type of play without any modification to the system.

Installed Games:

Each location will provide access to the user's choice of approximately 10 games at any time. The games to be offered on our kiosks will not necessarily be different from those that an electronic gamer could purchase at his or her local computer store. Many gaming manufacturers are now offering their games in an interactive format. To a serious gamer, the appeal of our system is likely to be the fact that the hardware components will be faster, bigger, louder, etc. than those he or she would have available in a home setting. We expect the novice to find the physical attributes of the system, the stylistic kiosks, the fiber optic lighting, and the social atmosphere of playing interactive games on a physically interactive basis through an intranet appealing.

All locations will be accessible through our computer at our home office, so that we can constantly monitor the popularity of the games available at a particular location. The games installed at each location will vary to some extent depending upon the amount of playing each receives as reported by our centralized database. However, there will be a substantial overlap, since this is required in order to allow interactive play between widely dispersed locations. The games for our initial system were selected after discussions with GT Interactive Software, a leading games manufacturer/distributor. We have no commitments to our current supplier beyond our current obligation to pay required royalties on the games we use. Present arrangements call for payment of an annual royalty of $540 per game, and royalties have been paid through mid-July, when the existing licensing agreements expire. We believe that as we become established in multiple locations we will be in a position to achieve a strategic alliance with one or more of the leading games manufacturers/distributors under which we would receive payment from the manufacturer/distributor in exchange for being a supplier of our games. Although we have had preliminary discussions for arrangements of this type with manufacturers/distributors none have yet been completed.

Our first 'Net GameLink(TM) entertainment system was made available for public play at Who's on First? in New York City on July 16, 1999. On November 2, 1999, we moved this system to J. Gilligan's in Arlington, Texas to bring it closer to our principal offices. Operations are presently limited to the initial five-kiosk prototype system at J. Gilligan's. This system was installed without charge to J. Gilligan's and is expected to begin generating revenue during the second quarter of 2000 when we will begin charging patrons for play on the system. We expect to deliver the first system to be sold to a third party during the third quarter. Initially, we intend to build the systems to order with delivery of the completed systems to occur approximately four weeks after the order. We intend to maintain the initial system at J. Gilligan's as a permanent "test bed" for continued upgrading and improvements to our system.

Hardware and Software Availability:

Our kiosks are manufactured to our design and we purchase them from time to time as required. We presently purchase kiosks from a single supplier, but no specialized equipment or knowledge beyond normal furniture-manufacturing techniques is required for their construction, and we do not anticipate any difficulty in acquiring these items. The system uses standard off-the-shelf computer hardware and software items. Advanced Micro Devices, Inc. is furnishing the computer processors to us without any out-of-pocket cost in exchange for our publicizing that company as our microprocessor supplier.

Sources of Revenue:

We intend to provide our interactive electronic gaming service through a combination of Company-owned centers and through third parties such as social bars. Third parties will purchase the system on the basis of a fixed initial fee and a continuing royalty. In addition, we expect to sell advertising to companies who want to reach our demographic market. We expect that the cost of a system to third parties will be in the range of $6,500 to $7,500 per kiosk, including the server for each location. We expect a royalty based on the amount spent by patrons to actually play on the system equal to 40% of revenues and a royalty on the advertising generated by the system at each location equal to 50% of the advertising revenue paid to the operator.

Competition

Competition in this industry is based primarily on the ability to deliver an exciting and realistic gaming experience beyond what the gamer would experience on his or her home computer through such items as 3-D imaging, sound and sense of motion. At the present time, price is less of a factor because of the limited number of competitors in the field. Accessibility is also a factor. We believe our primary competition will be the large gaming centers being established by companies such as GameWorks. GameWorks was established by Sega Enterprises, Universal Studios, Inc. and DreamWorks SKG, and was designed under the guidance of Steven Spielberg. GameWorks has far greater financial and technical resources than we do and has created an entire establishment devoted to various forms of gaming, including virtual reality games. So far as we are aware, GameWorks is the only such competitor at the present time. We will not be able to compete with GameWorks in technology or size of facility. Instead we intend to compete by providing more but smaller facilities that will be readily accessible in the gamer's immediate neighborhood, with the companionship of the gamer's neighbors, rather than requiring substantial travel to game among strangers. Whereas GameWorks' facilities are designed to serve as a destination in and of themselves, our systems will be located in third-party social establishments where the system may or may not be the main attraction for the establishment's particular patrons. In that respect, the systems will be somewhat like the games systems you sometimes see installed in theater lobbies, where the use is incidental to the patron's primary reason for coming to the establishment.

Marketing

Until we are in a position to raise significant amounts of additional capital, our capacity for producing 'Net Gamelink(TM) systems will be severely limited, and our marketing efforts will be consistent with our production capacity. We expect initial marketing efforts to consist of follow-ups by our Director of Sales directed toward a limited number of individual and chain casual restaurant/bars, some of which have learned of our system by observing it when it was installed at Who's on First in New York or later at J. Gilligan's Bar & Grill in Arlington, Texas. We have produced a promotional video of the system for distribution to potential customers, and we also promote the system by means of live streaming video on our web site, showing actual real-time use of our system by patrons at J. Gilligan's. Longer range plans include, subject to the availability of the necessary funds, an advertising campaign in leading restaurant/food industry publications. We intend to add additional marketing staff as required.

Employees

At June 25, 2000 we employed 7 people. We consider relations with our employees to be satisfactory.

Trademarks

We have filed for federal registration of our "'Net GameLink(TM)" and "The Internet Just Met Its Match" trademark, and a patent application is pending for our network-enabled gaming kiosk. We cannot give any assurance that a patent will issue on this application, or that if the patent is issued it will be broad enough to provide meaningful protection. The time required to obtain a patent depends upon a number of factors, including the extent to which the Company has to negotiate with the patent office as to the breadth of the patent ultimately to be issued. We expect that if the patent does issue it will not issue until some time in 2001.

                               Selling Shareholder

The following table provides certain information about the selling shareholder's beneficial ownership of our common stock as of June 30, 2000, and as adjusted to give effect to the sale of all of the shares being offered by this prospectus. The selling shareholder is not our affiliate and has not had a material relationship with us during the past three years. It is not affiliated with any broker-dealer. See "Plan of Distribution." The selling shareholder has sole voting and investment power with respect to the securities shown.

                                                                           Shares Beneficially Owned
                                                                                 After Offering
                                         Number of Shares
                                           Beneficially
                                           Owned Before      Number of       Number of
Name                                         Offering      Shares Offered      Shares    Percentage
Swartz Private Equity, LLC                     490,000(1)    34,163,470(1)       0            0

(1) Represents shares issuable to Swartz upon exercise of warrants issued at the time the Investment Agreement was signed.

(2) Represents both the shares described in (1) above and shares of common stock that we may sell to Swartz under the Investment Agreement and upon the exercise by Swartz of options or issuable in connection with the Investment

Agreement. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any time.

Investment Agreement

On June 1, 2000, we entered into an Investment Agreement with Swartz. The Investment Agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $15 million from time to time during the three-year period beginning on the effective date of this registration statement. Each election by us to sell stock to Swartz is referred to as a put right.

Put rights.

In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the shares of common stock that may be issued as a result of exercising that put right. We must also give at least 10 but not more than 20 business days' advance notice to Swartz of the date we intend to exercise a particular put right and we must indicate the maximum number of shares of common stock that we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $2 million) that we will sell under the put and/or a minimum purchase price per common share at which Swartz may purchase shares under the put. The minimum purchase price that we specify, if any, may not exceed 80% of the closing bid price of our common stock on the date we give Swartz advance notice of our exercise of a put right. The number of common shares sold to Swartz may not exceed the lesser of 15% of the aggregate daily reported trading volume during a period that begins on the business day immediately following the day we exercise the put right and ends on and includes the day that is 20 business days after the date we exercise the put right, 15% of the aggregate daily reported trading volume during the 20 business days before the date we exercise the put right or 9.9% of the total number of shares of common stock that would be outstanding upon completion of the put. "Block" trades are excluded in computing the trading volumes described above.

For each share of common stock, Swartz will pay us the lesser of:

      o     the market price for such share, minus $.10, or

      o     91% of the market price for the share;

however, Swartz may not pay us less than the designated minimum per share price, if any, that we indicate in our put notice.

Market price is defined as the lowest closing bid price for the common stock on its principal market during the pricing period. The pricing period is defined as the 20 business days immediately following the day we exercise the put right.

Warrants.

Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price that will initially equal 110% of the market price on the date on which we exercised the put right. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

Limitations and conditions precedent to our put rights.

Swartz is not required to acquire and pay for any shares of common stock with respect to any particular put if, between the date we give advance notice of an intended put and the date the particular put is to close:

      o we have announced or implemented a stock split or combination of our common stock;

      o     we have paid a common stock dividend;

      o we have made a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or

      o we have consummated a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change of control of our company.

Short sales.

Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless Swartz has received a put notice and the amount of shares involved in the short sale does not exceed the number of shares specified in the put notice.

Cancellation of puts.

We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

      o we discover an undisclosed material fact relevant to Swartz's investment decision;

      o the registration statement registering resales of the common shares becomes ineffective; or

      o     our shares are delisted from the then-primary exchange.

If a put is canceled, it will continue to be effective, but the pricing period for the put will terminate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put will be smaller than it would have been had the put not been canceled.

Shareholder approval.

Under the Investment Agreement, we may sell Swartz a number of shares that is more than 20% of our shares outstanding on the date of this prospectus. If we become listed on The Nasdaq Small Cap Market or Nasdaq National Market, we may be required to get shareholder approval to issue some or all of the shares to Swartz. As we are currently a Bulletin Board company, we do not need shareholder approval.

Termination of Investment Agreement.

We may terminate our right to initiate further puts or terminate the Investment Agreement at any time by providing Swartz with notice of our intention to terminate that right; however, termination of that right will not affect any other rights or obligations we have concerning the Investment Agreement or any related agreement.

Restrictive covenants.

During the term of the Investment Agreement and for a period of one year after the Investment Agreement is terminated, we are prohibited from

      o issuing any equity securities, or debt securities convertible into equity securities, for cash in a private transaction without obtaining the prior written approval of Swartz, or

      o entering into any private equity line type agreements similar to the Investment Agreement without obtaining Swartz's prior written approval.

Right of first refusal.

Swartz has a right of first refusal to participate in any private capital raising transaction of equity securities that closes from the date of the Investment Agreement (June 1, 2000) through one year after the Investment Agreement is terminated.

Swartz's right to indemnification.

We have agreed to indemnify Swartz (including its stockholders, officers, directors, employees, investors and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with the Investment Agreement, our registration rights agreement, other related agreements, or the registration statement.

                              Plan of Distribution

The selling shareholder is free to offer and sell its common shares at such times, in such manner and at such prices as it may determine. The common shares are sold through transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares or a combination of these methods of sale. Sales will be at market prices prevailing at the time of sale or at negotiated prices. The sales may or may not involve brokers or dealers. The selling shareholders have told us they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

The selling shareholder may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions. Swartz is, and any broker-dealer assisting in the sale of the common stock may be deemed to be, an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by these broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

Because Swartz is deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to prospectus delivery requirements.

We have informed the selling shareholder that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to its sales in the market and have provided the selling shareholder with a copy of those rules and regulations.

The selling shareholder also may resell all or part of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of that Rule.

We are responsible for all costs, expenses and fees incurred in registering the shares offered by this prospectus. The selling shareholder is responsible for brokerage commissions, if any, on the sale of those securities.

                                   Management

These are our current directors, executive officers and significant employees:

                                                         Date became director or
Name                   Age  Positions                    executive officer
----                   ---  ---------                    -----------------

L. Kelly Jones         46   chief executive officer
                            and chairman of the
                            board of directors           March 26, 1997
John F. Aleckner, Jr.  54   president and director       March 26, 1997
W. James Poynter       44   vice-president and director  March 26, 1997
Kimberly Biggs         33   secretary and treasurer      March 26, 1997

The members of our board of directors are elected annually and hold office until their successors are elected and qualified. Our officers are chosen by and serve at the pleasure of its board of directors. Each of the officers and directors have positions of responsibility with businesses other than ours and will devote only such time as they believe necessary on our business.

There are no family relationships between any of the directors and executive officers. There was no arrangement or understanding between any executive officer and any other person for any person to be selected as an executive officer.

L. Kelly Jones has since 1980 been a member of the law firm Jones & Cannon, a firm which he founded and which provides legal services to the Company. Mr. Jones is certified in the area of commercial real estate law by the Texas Board of Legal Specialization and is the author of an article, "Texas Mechanics' and Materialmen's Lien Laws: A Guide Through the Maze," which appeared in the Texas Bar Journal in March of 1985. Mr. Jones' areas of practice include corporate, construction, real estate, municipal law, and commercial litigation. Mr. Jones served from 1985 through 1989 on the Arlington City Council, and on the Stephen
F. Austin State University Board of Regents from 1987 through 1993, where he was chairman from 1991 through 1993. He holds a J.D. from the University of Texas and a B.A. in Political Science from Stephen F. Austin State University

John F. Aleckner, Jr. is a private investor. He was elected our president as of December 14, 1999. From 1983 to 1989 Mr. Aleckner was vice-president and a shareholder of Research Polymers International Corporation, a compounder of specialty plastic materials which was acquired by another Company in 1987. From 1984 to 1998, he was vice-president of marketing and sales and a principal shareholder in UVTEC, Inc., a marketer of specialty plastic compounds which was, prior to the sale of Research Polymers, affiliated through common stock ownership with Research Polymers, and which acted as a broker in connection with purchases by Research Polymers and other companies. From 1971 to 1983 he was employed by Ciba-Geigy Corporation in various sales capacities. He holds a B.S. in chemistry from Case Institute of Technology

W. James Poynter has been engaged in the real estate brokerage and construction business since 1979. He is the president of Tenant Realty Advisors, Inc., a subsidiary of the Poynter Scifres Company group. Tenant Realty Advisors, Inc. is a national tenant representation firm, representing office tenants in securing new office locations throughout the United States. He holds a B.A. from the University of Pennsylvania's Wharton School of Business

Kimberly Biggs has for the last 10 years been legal administrator of the Arlington law firm of Jones & Cannon (which provides legal services for the Company) as legal administrator, a position which she holds to this date.

Significant Employees

In addition to the officers and directors identified above, the following employees play a significant role in our operations.

Rey Cardino, age 39, serves as our Director of Sales. Mr. Cardino was employed by the Hubcap Brewery & Kitchen from prior to its opening until the operation was closed in early 1999, at which time he was the general manager of its restaurant. Before that he was employed by TGI Fridays.

Jose Olivares, age 32, serves as our Director of Technical Support. Before taking that position he was the principal brewer of our microbrewery operations.

Steven M. Haag, age 41, serves as our director of marketing. Mr. Haag was employed by Connect Computer Group, Inc., GameCom's computer consultants, as vice-president of marketing and sales until accepting this position with us. From 1998 to 1999, Mr. Haag served as senior data networking account executive with AT&T. Prior to that time he was a fire fighter/paramedic for the City of Crestwood, TX fire department.

John Zelinski, age 21, serves as our gaming technical advisor, Mr. Zelinski, has been a full-time student for the last five years and is pursuing a degree in computer science engineering at the University of Texas at Arlington.

Executive Compensation

The Summary Compensation Table below shows compensation information for services rendered in all capacities during each of the prior three (3) fiscal years. No bonuses or stock options were granted and no additional compensation was paid or deferred.

                                                                     Restricted  Securities
                                                       Other Annual  Stock       Underlying
Name and Principal Position       Year  Salary  Bonus  Compensation  Awards      Options/SARs
---------------------------       ----  ------  -----  ------------  ------      ------------
L. Kelly Jones, chief executive   1999      --     --            --      --                --
officer and chairman of the
board of directors
                                  1998      --     --            --      --           833,000(1)
                                  1997      --     --            --      --                --
John F. Aleckner, Jr., president  1999      --     --            --      --                --
and director
                                  1998      --     --            --      --           333,000(2)
                                  1997      --     --            --      --                --
W. James Poynter, vice-president  1999      --     --            --      --                --
and director
                                  1998      --     --            --      --           333,000(2)
                                  1997      --     --            --      --                --
Kimberly Biggs, secretary and     1999      --     --            --      --                --
treasurer
                                  1998      --     --            --      --                --
                                  1997      --     --            --      --                --

(1) These options, incentive in nature, provide that Mr. Jones may purchase (i) 111,000 shares at par value but only if our shares are trading at $1.50 per share, (ii) 361,000 shares at par value but only if our shares are trading at $3.00 per share, (iii) 111,000 shares at par value but only if our shares are publicly trading at $4.50 per share, and (iv) the balance of 250,000 shares at par value but only if our shares are publicly trading at $5.00 per share. These incentive stock options were granted to Mr. Jones by our board of directors (Mr. Jones abstaining) on December 12, 1997 and on December 14, 1998.

(2) Messrs. Poynter and Aleckner each holds an option for 333,000 shares in our Common Stock. These options, incentive in nature, provide that Messrs. Poynter and Aleckner may purchaser (i) 111,000 shares at par value but only if our shares are trading at $1.50 per share, (ii) 111,000 shares at par value but only if our shares are trading at $3.00 per share, and (iii) the balance of 111,000 shares at par value but only if our shares are publicly trading at $4.50 per share. These incentive stock options were granted to Messrs. Poynter and Aleckner by our board of directors (Messrs. Poynter and Aleckner abstaining on the grant of their stock option) on December 14, 1998.

2000 Incentive Stock Option Plan

In February, 2000, the board of directors adopted, and a majority of our stockholders approved, our 2000 Incentive Stock Option Plan, subject to approval of stockholders at the next annual meeting. The purpose of the plan is

      o to enable us to attract, retain and motivate key employees who are important to the success and growth of our business, and

      o to create a long-term mutuality of interest between the stockholders of the Company and those key employees by granting them options to purchase our Common Stock.

Options granted under the plan may be either incentive stock options or non-statutory options. The Plan is to be administered either directly by the board, or by a committee consisting of two or more outside directors. Under the plan, options may be granted to our key employees. The option price is to be fixed by the committee at the time the option is granted. If the option is intended to to be an incentive stock option, the purchase price is to be not less than

      o 100% of the fair market value of the common stock at the time the option is granted, or,

      o if the person to whom the option is granted is the owner of 10% or more of our Common Stock, 110% of that fair market value.

The committee is to specify when and on what terms the options are to become exercisable. However, no option may be exercisable after

      o     10 years from the date of grant, or

      o 5 years from the date of grant for options granted to a holder of 10% or more of our common stock.

In the case of incentive stock options, the aggregate fair market value of the shares for which the options are exercisable for the first time during any calendar year may not exceed $100,000 unless this limitation has ceased to be in effect under Section 422 of the Internal Revenue Code. If there is a change of control, all outstanding options become immediately exercisable in full. In case of an employee's death, or following the employee's retirement at or after age 65 or before age 65 with the consent of the committee, outstanding options may be exercised for a period of one year from the applicable date of death or retirement. If the employee's employment is terminated for reasons other than death or retirement, the options remain exercisable for three months after that termination unless termination was for cause, in which case all outstanding options are immediately canceled. 1,500,000 shares of Common Stock have been initially authorized for issuance under the plan. Under the plan, eligible individuals may, at the discretion of the Committee, be granted options to purchase shares of Common Stock. However, no one may be granted options for more than 500,000 shares in any calendar year. The option price and number of shares covered by an option will be adjusted proportionately if there is a stock split, stock dividend, etc. The committee is authorized to make other adjustments to take into consideration any other event which it determines to be appropriate to avoid distortion of the operation of the plan. If there is a merger or consolidation, option holders will be entitled to acquire the number and class of shares of the surviving corporation which they would have been entitled to receive after the merger or consolidation if they had been the holders of the number of shares covered by the options. If we are not the surviving entity in a merger and consolidation, the committee may in its discretion terminate all outstanding options, and if that happens option holders will have 20 days from the time they received notice of termination to exercise all their outstanding options. The plan terminates 10 years from its effective date unless terminated earlier by the board of directors or the stockholders. Proceeds of the sale of shares subject to options under the plan are to be added to our general funds and used for general corporate purposes. We have not granted any options under the plan.

Compensation of Directors

No director receives or has received any compensation from us for service as a member of the board of directors.

Principal Shareholders

The following table shows, as of June 26, 2000, information about equity securities we believe to be owned of record or beneficially by

      o     each of our directors;

      o each person who owns beneficially more than 5% of any class of our outstanding equity securities; and

      o     all of our directors and executive officers as a group.

Shareholders' Name and Address   Number of Shares Owned                  Percent
L. Kelly Jones                            1,955,948 (1)                     16.2
440 North Center
Arlington, Texas 76011

Jim Poynter                                 737,260 (2)                      6.1
City Center Tower II
301 Commerce Street
Suite 1205
Fort Worth, Texas 76102

Kimberly Biggs                               42,460 (3)                      0.4
2414 Green Willow Court
Arlington, Texas 76001

John Aleckner                               347,400 (4)                      2.9
1901 Rockcliff Court
Arlington, Texas 76012

All Officers and Directors
As a Group (4 Persons)                    3,083,068 (1)(2)(3)(4)            25.5

(1) Excludes incentive conditional options to purchase 833,000 shares of common stock for $4,165.00, which are not exercisable within 60 days.

(2) Excludes incentive conditional option to purchase 333,000 shares of common stock for $1,665.00 which is not exercisable within 60 days. We are obligated to redeem 287,531 of these shares for a nominal amount, which would reduce Mr. Poynter's ownership to 3.7%.

(3) We are obligated to redeem 16,559 of these shares for a nominal amount, which would reduce Ms. Biggs's ownership to 0.21%.

(4) Excludes incentive conditional option to purchase 333,000 shares of restricted common stock for $1,665.00, which is not exercisable within 60 days.

The beneficial owners of securities listed above have sole investment and voting power as to those shares. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding in computing the percentage of the person holding those options or warrants, but are not deemed outstanding in computing the percentage of any other person.

In addition to the shareholders listed above, Connect Computer Group, Inc., the firm which has been largely responsible for development of our kiosk and computer systems, has performed its development work on the basis of an oral understanding or "gentleman's agreement" with our chief executive officer that if we are successful in marketing the product we will issue it a significant equity position in our company. The amount of the equity interest is yet to be determined and the parties have not explicitly agreed upon any method for determining whether marketing of the product has been successful. The agreement may not be sufficiently definite to be an enforceable contract. However, we are proceeding on the assumption that we will be obligated to honor this oral commitment and expect we will be able to reach agreement with Connect Computer through negotiations as to both whether marketing the product has been successful and the appropriate amount of equity to be issued to Connect Computer for its assistance.

In addition, there is a possibility, which management regards as remote, that we may be required to issue a substantial number of additional shares to the holder of several of its notes under the penalty provisions of those notes. See Description of Securities--Convertible Promissory Notes/Promissory Notes. Since those shares would be issued for no additional consideration, any issuance such as this could cause significant dilution in the book value per share of shares presently outstanding.

                              Certain Transactions

Mr. Jones, our chief executive officer, is also president of Jones & Cannon, a Texas professional corporation, which has provided legal services to us and which may continue to provide legal services to us in the future. We currently owe Jones & Cannon more than $94,000 for legal services and related expenses. Jones & Cannon has also been providing the limited amount of office space we need, and clerical and other services we need for our operations without charge under an oral agreement. As of June 15, 2000, Jones & Cannon began charging us $1,500 per month for our office space and phone system, as we now have 4 employees working at those offices.

In December, 1997, we agreed to redeem at par value an aggregate of 1,505,399 shares of the Common Stock held by the ten former shareholders of First Brewery of Dallas, Inc., a company we acquired in April, 1997. The aggregate redemption price was to have been $7,527.02. That redemption was to have occurred no later than March 31, 1998. However, we did not have enough funds to honor this commitment and we are currently in default under the agreement. Messrs. Jones, Poynter, and Aleckner and Ms. Biggs were among those whose shares were to have been redeemed. In February, 2000, we and Messrs. Jones and Aleckner agreed that the shares that were to have been redeemed from those two individuals would not be redeemed. We expect to redeem the remaining shares during the third quarter of 2000.

During the period from July, 1997 through May, 1998 Mr. Jones lent us an aggregate of $90,000 for operating capital. Of this amount, $65,000 was later eliminated when Mr. Jones accepted in full satisfaction of that debt equipment securing bank debt which Mr. Jones had guaranteed, leaving a balance of $25,000. This indebtedness is evidenced by an unsecured demand promissory note at an annual interest rate of 12% per annum.

                            Description of Securities

Our Articles of Incorporation authorize us to issue 50 million shares of Common Stock, of a par value of $.005 per share, and 2,000,000 shares of Preferred Stock, par value $0.005 per share. As of June 26, 2000, 12,091,118 shares of common stock were issued and outstanding and no preferred Stock had been issued.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in any dividends that may be declared, from time to time by the board of directors in its discretion, from funds legally available for dividends. If we are liquidated, dissolved or wound up, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions for the common stock.

Our common stock is covered by the Securities and Exchange Commission's penny stock rules. These rules include a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. The rule may affect the ability of broker-dealers to sell our securities and may also affect the availability ability of purchasers of our stock to sell their shares in the secondary market. It may also cause fewer brokers to be willing to make a market in our common stock and it may affect the level of news coverage we receive.

Preferred Stock

We are authorized to issue 2,000,000 shares of preferred stock with such voting rights, designations, preferences, limitations and relative rights as the board of directors may determine. Although we have no current plans to issue any shares of preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of our Common Stock, or limit the price investors might be willing to pay in the future for shares of our Common Stock.

We believe the Preferred Stock will provide us with increased flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs that might arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by stockholders, unless action by stockholders is required by applicable law or the rules of any stock exchange on which our securities may be listed.

Convertible Promissory Notes/Promissory Notes

We have outstanding $100,000 in principal amount of our Convertible Promissory Notes. These notes bear interest at the rate of 12 percent per annum, call for monthly payments of interest, and matured May 10, 1998. The holder of each convertible promissory note has a non-assignable option to purchase 7,500 shares of common stock at par value. Alternatively, each holder has the right to convert his convertible promissory note at the rate of 1.25 shares of common stock for each $1.00 in principal amount of notes.

We have outstanding $25,000 in principal amount of a promissory note due to L. Kelly Jones, our chief executive officer, upon demand. This note bears interest at the rate of 12 percent per annum.

We have outstanding $235,500 in principal amount of promissory notes payable to other shareholders, all of which are in default. These notes provide for an initial issuance of shares of common stock in lieu of interest, all of which (913,000 shares) have been issued. Accordingly, no additional interest is accruing on these notes. However, $103,500 in principal amount of these promissory notes provide for a per diem issuance of common stock as a penalty for late payment. As of December 31, 1999, the per diem issuance would be in excess of 2,800,000 shares of the our common stock. We have received an opinion from counsel, Richard L. Wright, P.C., that the penalty provisions are unenforceable as illegal usury under applicable Texas law. However, there has not been any litigation between us and the holder of the note as to this issue, and in the absence of a court decision directly applicable to the parties, there remains at least some risk that the opinion of counsel could be wrong. Should the holder of the note prevail in any such litigation, the shares issuable under the penalty provisions would result in the holder's becoming our largest single shareholder. Further, depending upon how long it took to resolve the issue, an adverse decision could result in that holder's becoming a controlling shareholder. We believe that upon full payment of these promissory notes along with non-usurious monetary interest, this matter of additional shares for our late payment will be amicably resolved between us and the holder of these promissory notes. However, we cannot give any assurance in that regard.

Warrants

There are outstanding warrants to purchase 245,000 shares of our common stock at a price of $1.00 per share and 245,000 shares of our common stock at $0.625 per share. These warrants were issued to Swartz on April 14, 2000 for Swartz's commitment to enter into the Investment Agreement. The warrants expire on April 13, 2005. The holders of the warrants have the right to have the common stock issuable upon exercise of the warrants included on any registration statement we file, other than a registration statement covering an employee stock plan or a registration statement filed in connection with a business combination or reclassification of our securities.

Anti-takeover Provisions

Under our Articles of Incorporation, a change in our bylaws requires the affirmative vote of not less than a majority of our "Continuing Directors." A Continuing Director is a member of the board who is not and who was a member of the board of directors immediately before the time the 10% or more holder became the beneficial owner of 10% or more of that voting stock. The Articles of Incorporation also require that shareholder votes be taken only at a meeting, and prohibit action by written consent.

In addition, we may not effect a "business combination" in which an affiliate or associate of a holder of 10% or more of our voting stock has an interest without the vote of at least 80% of our voting stock (voting as a single class), including the vote of not less than 50% of the outstanding shares of voting stock not beneficially owned by the 10% holder or its affiliates or associates. The additional voting requirements described in this paragraph does not apply if the board of directors by a vote of not less than a majority of the continuing directors then holding office expressly approves in advance the acquisition of shares that resulted in the 10% holder's becoming such, or approves the business combination before the related person became a related person. Those requirements also do not apply if, among other things,

      o that the cash or fair market value of property received by holders in the Business Combination is not less than the highest price per share paid by the Related Person in acquiring any of its shares, and the Related Person does not receive the benefit of any loans, advances, guarantees or other financial assistance or tax advantages provided by us except proportionately as a shareholder, and

      o that the transaction be covered by a fairness opinion of a reputable investment banking firm if deemed advisable by a majority of the Continuing Directors.

The term "Business Combination" includes, among other things

      o a merger, consolidation or share exchange involving us or a subsidiary,

      o a sale, mortgage or other disposition of a substantial part of the our assets,

      o the issuance of additional securities, a reclassification which would increase the voting power of a Related Person or our liquidation or dissolution.

These provisions might discourage an unsolicited acquisition proposal that could be favorable to stockholders. They could also discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock or limit the price investors might be willing to pay in the future for shares of our common stock.

We are also subject to Article 13 of the Texas Business Corporation Act. That Article prohibits us from engaging in a business combination with an affiliated shareholder, generally defined as a person holding 20% or more our outstanding voting stock, during the three-year period immediately following the affiliated shareholder's share acquisition date, unless the business combination or acquisition by the affiliated shareholder was approved by

      o our board of directors before the affiliated shareholder's share acquisition date, or

      o two-thirds of the holders of our outstanding voting shares not beneficially owned by the affiliated shareholder at a meeting of shareholders and not by written consent, called for that purpose not less than six months after the affiliated shareholder's share acquisition date.

Transfer Agent.

Continental Stock Transfer, Inc. of New York, New York is our transfer agent.

                                  Legal Matters

The legality of the securities offered hereby has been passed upon by Raice Paykin Krieg & Schrader, New York, New York.

                                     Experts

Our balance sheet as of December 31, 1999 and 1998 and the statements of our operations, shareholders' equity and cash flows for the years then ended, have been included in this prospectus in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, of Thomas
O. Bailey and Associates P.C., certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                       Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act covering the sale of the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. Certain items of the registration statement are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance where reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, statements about the document are qualified in all respects by that reference and the exhibits and schedules to the exhibits. For further information regarding GameCom and the securities offered under this prospectus, we refer you to the registration statement and those exhibits and schedules, which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors...............................................F-1

Consolidated Financial Statements of GameCom, Inc. and subsidiary:

Consolidated statement of Financial Condition as of December 31, 1999 .......F-2

Consolidated Statements of Operations for the years ended December 31,
 1999 and 1998 ..............................................................F-3

Consolidated Statements of Shareholders' Equity (Deficit) for the years ended December 31, 1999 and 1998 ...........................................F-4

Consolidated Statements of Cash Flows for the years ended December 31,
 1999 and 1998 ..............................................................F-5

Notes to Consolidated Financial Statements...................................F-6

                          INDEPENDENT AUDITORS REPORTS

                                Thomas O. Bailey

                               and Associates, PC

                          Certified Public Accountants

                    Report of Independent Public Accountants

To the Shareholders of GameCom, Inc.

We have audited the accompanying balance sheet of GameCom, Inc. as of December 31, 1999 and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1999 and December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, revised as described in Note 15, present fairly, in all material respects, the financial position of GameCom, Inc. as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. During the year ended December 31, 1999, the Company incurred a net loss of $361,880. Future working capital requirements are dependent on the Company's ability to restore and maintain profitable operations, to restructure it's financing arrangements, and to continue it's present short-term financing, or obtain alternative financing as required. It is not possible to predict the outcome of future operations or whether the necessary alternative financing may be arranged, if needed. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Thomas O. Bailey and Associates, P.C.

Dallas, Texas

April 4, 2000

                                  GAMECOM, INC.
                   (Fomerly The Schooner Brewery Incorporated)
                           Consolidated Balance Sheets

                                                    December 31,  March 31, 2000
                                                       1999         (unaudited)
                            ASSETS
Current assets
 Cash                                               $    15,564     $     2,426
 Accounts receivable                                        180             180
                                                    -----------     -----------
   Total current assets                                  15,744           2,606

Property and equipment
 Equipment, furniture and fixtures                       94,485          95,997
 Accumulated depreciation                                (7,932)        (14,959)
                                                    -----------     -----------
   Net property and equipment                            86,553          81,038

Other assets
 Security deposits                                        8,989              --
                                                    -----------     -----------
   Total other assets                                     8,989              --
                                                    -----------     -----------
   Total assets                                     $   111,286     $    83,644
                                                    ===========     ===========

             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Trade payables                                     $   728,849     $   773,778
 Accrued interest                                        49,839         5 4,203
 Notes payable to shareholders                          380,500         360,500
 Short-term notes payable to bank                            --          20,000
                                                    -----------     -----------
    Total current liabilities                         1,159,188       1,208,481

Redeemable common stock
 Common stock to redeem, 1,505,399 shares
  at par $.005                                            7,527           3,891

Shareholders' equity
 Capital stock 50,000,000 shares authorized
  par value $.005; 10,041,751
  issued and outstanding,                                51,583          55,719
 Paid-in capital                                      1,230,459       1,247,459
 Retained earnings                                   (2,337,471)     (2,431,906
                                                    -----------     -----------
   Total shareholders' equity                        (1,055,429)     (1,128,728)
                                                    -----------     -----------
   Total liabilities and shareholder equity         $   111,286          83,644
                                                    ===========     ===========

     The accompanying notes are an integral part of this financial statement

                                  GAMECOM, INC.
                  (Formerly The Schooner Brewery Incorporated)
                      Consolidated Statement of Operations

                                      For the Year Ended           For the Three Months
                                         December 31                  Ended March 31
                                     1999           1998           2000            1999
                                     ----           ----           ----            ----
Revenues
 Restaurant  sales                         5,431    $   469,357              --          5,305
 Other                                        --         (7,500)             --          3,019
                                     -----------    -----------    ------------    -----------
   Total revenues                          5,431        461,857              --          8,324

Cost of sales
 Food, beer, wine and  merchandise        (2,893)       182,334              --             --
 Salaries and labor                       27,365        268,826                         27,365
                                     -----------    -----------                    -----------
  Total cost of sales                     24,472        451,160                         27,365
                                     -----------    -----------                    -----------
  Gross profit                           (19,041)        10,697                        (19,041)

General and administrative expense
 Administrative cost                     409,999      1,002,192          65,113         26,836
 Interest                                 16,065         57,401           4,795          6,775
 Financing charges                        55,200        153,250          17,500         55,200
 Depreciation and amortization             5,356         51,122           7,027         24,399
 Impairment of assets                         --        132,545              --             --
 Gain on sale of assets                 (143,781)            --              --        (26,058)
                                     -----------    -----------    ------------    -----------
                                         342,839      1,396,510          94,435         87,152
                                     -----------    -----------    ------------    -----------

Net loss                             $  (361,880)   $(1,385,813)   $    (94,435)   $  (106,193)
                                     ===========    ===========    ============    ===========

Per share amounts:

Net loss per share                   $    (0.038)   $    (0.164)   $     (0.008)   $    (0.012)
                                     ===========    ===========    ============    ===========

Average outstanding shares             9,581,072      8,435,721      11,922,150      8,522,703
                                     ===========    ===========    ============    ===========

     The accompanying notes are an integral part of this financial statement

                                  GAMECOM, INC.
                  (Formerly The Schooner Brewery Incorporated)
                 Consolidated Statement of Stockholders' Equity
        For the Periods From December 31, 1997 through December 31, 1999

                                           Shares of              Additional                        Total
                                            Common       Common     Paid-in    Accumulated      Stockholders'
                                             Stock        Stock     Capital      Deficit           Equity
                                             -----        -----     -------      -------           ------
Balance December 31, 1997                    6,209,703   $31,048   $  381,294   $  (589,777)      $  (177,435)

Stock issued for consulting services           600,000     3,000      222,000            --           225,000

Contribution of capital for services                --        --       18,750            --            18,750

Stock issued for loan incentives               613,000     3,065      150,185            --           153,250

Stock issued in compensation for services      800,000     4,000      196,000            --           200,000

Sale of stock                                   60,000       300       14,700            --            15,000

Contribution of capital for services                --        --        6,250            --             6,250

Loss for the year ended December 31, 1998           --        --           --    (1,385,814)       (1,385,814)
                                            ----------   -------   ----------   -----------       -----------
Balance December 31, 1998                    8,282,703   $41,413   $  989,179   $(1,975,591)      $  (944,999)
                                            ----------   -------   ----------   -----------       -----------

Stock issued as incentive for loans            240,000     1,200       54,000            --            55,200

Stock issued in compensation for services      125,000       625        4,375            --             5,000

Sales of stock                               1,369,048     6,845      128,155            --           135,000

Contribution of capital for services                --        --       18,750            --            18,750

Exercise of stock options                      300,000     1,500       36,000            --            37,500


Loss for the year ended December 31, 1999           --        --           --      (361,880)         (361,880)
                                            ----------   -------   ----------   -----------       -----------
Balance December 31, 1999                   10,316,751   $51,583   $1,230,459   $(2,337,471)      $(1,055,429)
                                            ==========   =======   ==========   ===========       ===========

     The accompanying notes are an integral part of this financial statement

                                  GAMECOM, INC.
                  (Formerly The Schooner Brewery Incorporated)
                      Consolidated Statements of Cash Flows

                                                     For the Year Ended        For the Three Months
                                                         December 31              Ended March 31
                                                     1999           1998         2000         1999
                                                     ----           ----         ----         ----
Cash flows from operating activities

Net loss                                            $(361,880)   $(1,385,813)   $(94,435)   $(106,193)

Adjustments to reconcile net loss to net
  cash provided by operating activities:
    Depreciation                                        5,356         51,122       7,027       24,399
Impairment of assets                                                 132,545
Gain on sale of assets                               (143,781)
Services and fees paid with stock                      23,750        446,000
Financing fees                                         55,200        153,250      17,500       55,200
Stock options issued as compensation                       --             --          --           --
     (Increase) decrease in:
        Accounts receivable-trade                       1,367            483          --        1,366
        Prepaid and other assets                        3,044          7,317       8,989          896
     Increase (decrease) in:
        Accounts payable and accrued expense          247,530        240,973      49,293        7,498
                                                    ---------    -----------    --------    ---------

     Net cash provided by operating activities       (169,414)      (354,123)    (11,626)     (16,834)

Cash flows from investing activities
      Sale of capital assets                                              --          --
     Capital expenditures                             (41,237)            --      (1,512       (4,000)
                                                    ---------    -----------    --------    ---------
   Net cash used by investing activities              (41,237)            --      (1,512       (4,000)

Cash flow from financing  activities
    Short-term notes payable                           85,547        313,374          --       18,668
    Increase in capital stock and paid-in capital     135,000         15,000          --           --
                                                    ---------    -----------    --------    ---------
   Net cash provided by financing activities          220,547        328,374          --       18,668

Net increase in cash and cash equivalents               9,896        (25,749)    (13,138)      (2,166)
Cash and cash equivalents beginning of period           5,666         31,415      15,564        5,666
                                                    ---------    -----------    --------    ---------
Cash and cash equivalents end of period             $  15,562    $     5,666    $  2,426    $   3,500
                                                    =========    ===========    ========    =========

Interest paid during the year                       $   9,040    $    19,701    $    431    $   3,648
                                                    =========    ===========    ========    =========
Income taxes paid during the year                   $      --    $        --    $     --    $      --
                                                    =========    ===========    ========    =========

     The accompanying notes are an integral part of this financial statement

     THE SCHOONER BREWERY INCORPORATED AND SUBSIDIARY NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES

Principal Business Activity

The Schooner Brewery Incorporated operates a restaurant and brewpub through its wholly owned subsidiary, First Brewery of Dallas, Inc.

Principals of Consolidation

The accompanying consolidated financial statements include the accounts of the parent company, The Schooner Brewery Incorporated ("Company") and its subsidiary after elimination of significant intercompany accounts and transactions.

Concentration of Credit Risk

The Company maintains deposits within federally insured limits. Statement of Financial Accounting Standards No. 105 identifies these items as concentration of credit risk requiring disclosure, regardless of the degree of risk. The risk is managed by maintaining all deposits in high quality financial institutions.

Use of Estimates in Preparation of Financial Statements

The preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenues and expenses. Actual results may differ from these estimates.

Fair Value of Financial Instruments

The fair value of all reported assets and liabilities which represent financial instruments (none of which are held for trading purposes) approximate the carrying value of such amounts.

Inventories

Inventories are stated at the lower of cost or market.

Cash Flow Presentation

For purposes of the Statement of Cash Flows, cash equivalents include time deposits, certificates of deposits and all liquid debt instruments with original maturates of three months or less.

Earnings Per Share

Primary earnings per share amounts are computed based upon the weighted average number of shares actually outstanding. The number of shares used in the computation was 8,271,554. This number does not include any shares called for by the penalty provisions of certain of the Company's notes since, based on the opinion of legal counsel, these penalty provisions are unenforeceable. See Note 5.

Property, Equipment and Depreciation

Property and equipment are valued at cost. Maintenance and repair costs are charged to expenses as incurred. Gains and losses on disposition of property and equipment are reflected in income. Depreciation is computed on the straight-line method for financial reporting purposes, based on the estimated useful lives of the assets.

Revenue Recognition and Accounts Receivable

Sales are made for cash or they are charged to credit cards. The credit card sales are recorded as accounts receivable and collected within the following two-week period. Revenues are recognized at the point sales are made.

Common Stock Issued for Services

The Company has in the past issued stock for service to non-employees on a negotiated basis where the value of the services is recorded and stock issued based upon the agreed number of shares issued for the value of the services performed. The measurement date for determining such value is the date an agreement is reached for issuance of the shares, and the number of shares issued is based on the market value of such shares on such date.

Common Stock Issued as Incentive for Loans

From time to time the Company has obtained non-interest bearing loans or guarantees of bank loans from individuals. As incentive for these loans the Company issued some of its common stock and recorded as expense the market value of the stock. These issuances were as follows:

                                                                    Market Value
Date             Amount Lent             Shares Issued                 of Shares
3/98                $ 50,000                   120,000                  $ 30,000
9/98                $123,000                   493,000                  $123,250
1/99                $ 88,500                   240,000                  $ 55,200
1/00                $ 20,000                   100,000                  $ 37,500

Charges in amounts equal to the fair market value of the shares issued for such loans or guarantees are included in the Statement of Operations for the applicable periods as "Financing Charges." These loans were made pursuant to subscription agreements with the individual lenders, and were not available to other note holders.

Contingentcies

Connect Computer Group, Inc., the firm which has been largely responsible for development of the Company's kiosk and computer systems ("Connect Computer"), has performed its development work on the basis of an oral understanding or "gentleman's agreement" with the Company's Chief Executive Officer that if the Company is successful in marketing the product, Connect Computer will be issued a significant equity position in the Company, the amount of which is yet to be determined. If marketing of the product is not successful, Connect Computer will not be entitled to any shares for its efforts. The parties have not explicitly agreed upon any method for determining whether marketing of the product has been successful. There is considerable uncertainty as to both the standards for determining whether any shares are issuable and the number of shares, if any, which may ultimately be issued for those services. However, the Company has made a charge to its earnings for those services based on its estimate of the number of shares which will ultimately be issuable for those services and the fair market value of the Company's shares as of December 31, 1999. Subsequent negotiations may result in significant adjustments to these estimates.

NOTE 2 GOING CONCERN

As shown in the accompanying financial statements the Company has incurred losses from operations and has a deficit working capital. The Company's current net operating revenues are not sufficient to provide adequate cash flow required to pay all of the Company's administrative expenses. For this reason the Company must rely on short-term borrowing and equity financing. The Company's subsidiary ceased operations of its business on January 10, 1999, the effect of which eliminates sources of cash flow from operations. Because the subsidiary was generating negative cash flow Management closed those operations to mitigate further deterioration. Until the new operations begin the Company must rely on public and private funding to meet any of its cash flow requirements. Management has begun efforts for a new line of business. The Company plans to make a public offering of its common stock and expects to obtain funds through private offering of its securities. The Company expects to begin receiving revenues from its new operations in the first quarter of the year 2000.

NOTE 3 IMPAIRMENT OF ASSETS

Operation of the Company's brewpub and restaurant, its only operation, was discontinued in early 1999 and was being phased out in 1998. For the year 1998 the Company identified certain assets that were impaired as the result of the discontining operations. A provision for the impairment of related equipment and other fixed assets that would be impaired is shown as a separate item in the Statement of Operations. The provision for the loss was provided based on an assessments of all of the Company's operating assets and the likelihood that the carrying value of certain of those assets could not be realized. In the subsequent period other equipment and fixed assets not included in the impaired assets were sold at a gain.

NOTE 4 ACQUISITION OF SUBSIDIARY

In March 1997 the Company acquired all of the outstanding stock of First Brewery of Dallas, Inc. ("First") by exchanging 3,860,000 shares of the Company's common capital stock for all of the outstanding capital stock of First, whereby First became the wholly-owned subsidiary of the Company. Although the Company was the surviving entity in this transaction, the acquisition was accounted for as a purchase of the Company by First. Since Schooner's assets consisted solely of cash, no goodwill was recorded in connection with the transaction. Prior to the acquisition by the Company, First had acquired the interest of all of the partners in First Brewery of Dallas I, Ltd., a limited partnership, by issuing its capital stock in exchange for all of the partners' interest in the partnership. The partnership had operated a restaurant and brewpub in the West End district of Dallas, Texas since June 1994. On March 13, 1997, First acquired all of the assets of the partnership in exchange for 49,500 shares of common stock of First. The transaction between First Brewery of Dallas, Inc. and First Brewery of Dallas, Ltd. was accounted for as a reorganization.

NOTE 5 NOTES PAYABLE

Notes payable at December 31, 1998 consisted of the following:
Note payable to bank due March 16, 2000 with interest at 8.5%           $ 20,000
Notes payable to stockholders due on demand, interest at 12%            $ 25,000
Notes payable to stockholders due June 10, 1998, interest at 12%         100,000
Notes payable to stockholders due from August 1through December 2,
1998 with no interest                                                    172,000
Notes payable to stockholders due in February and March 1999
Without interest                                                          63,500
                                                                        --------
                                                                        $380,500

The notes due to stockholders due in dates through December 31, 1998 were in default at December 31, 1998. The notes due to stockholders due in 1999 have subsequently become in default. Notes payable to stockholders in the amount of $100,000 were issued by the Company in increments of $10,000 having a maturity date of May 10, 1998. The holder of each of these Convertible Promissory Notes has a non-assignable option to purchase 7,500 shares of Common Stock at par value. Alternately, each holder has the right to convert their Convertible Promissory Note to equity in the form of 12,500 shares of Common Stock. None of the notes have been converted.

Of the $235,500 payable without interest as described above, $103,500 in principal amount provides for a per diem issuance of common Stock as a penalty for late payments. As of December 31, 1999, the per diem issuance would be in excess of 2,800,000 shares of the Company's Common Stock. The Company has received an opinion from counsel, Richard L. Wright, P.C., that the penalty provisions are unenforceable as illegal usury under applicable Texas law. However, there has not been any litigation between the Company and the holder of the note as to this issue, and in the absence of a court decision directly applicable to the parties, there remains at least some risk that the opinion of counsel could be wrong. Should the holder of the note prevail in any such litigation, the shares issuable under the penalty provisions would result in this holder's becoming the Company's largest single shareholder. Further, depending upon how long it took to resolve the issue, an adverse decision could result in such holder's becoming a controlling shareholder of the Company. According to legal counsel there is no likelihood of a sustainable assessment of the per diem late penalty. Therefore, in accordance with SFAS No. 5, no provision for such charges has been provided.

NOTE 6 STOCKHOLDERS' EQUITY

Common Stock

The Company's authorized number of Common Shares that can be issued is 50,000,000 shares with a par value of $.005. The number of shares outstanding at December 31, 1999 was 11,822,150. There were 1,505,399 common shares redeemable for the total amount of $7,527. The Company's board of directors adopted a resolution on December 12, 1997 to redeem 1,505,399 shares of the Common Stock from certain shareholders to be redeemed from the proceeds of a subsequent stock offering no later than March 31, 1998. At December 31, 1999 none of the stock has been redeemed.

Redeemable Common Stock

In December 1997, the ten former shareholders of First Brewery of Dallas, Inc., acquired by the Company in March, 1997, collectively agreed with the Company's Board of Directors that a dilution of their collective equity interest was in the best interest of the Company. Therefore, the Company adopted a resolution on December 12, 1997 to redeem 1,505,399 shares of the Common Stock from the ten shareholders, at par value, $.005, with the consideration for such redemption to be paid pro rata to such shareholders no later that March 31, 1998, presumably out of the proceeds of a future equity offering. None of the shares have been redeemed but can be redeemed at the Company's option. The total number of shares and the redemption liability is reflected in the balance sheet under, "Redeemable Common Stock."

NOTE 7 INCOME TAXES

The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires an asset and liability approach for accounting for income taxes. Deferred income taxes arise from temporary differences between financial and tax basis of certain assets and liabilities. A valuation allowance has been established in the amount of $186,430. It is not likely that the allowance will be realized; consequently the allowance has been fully reserved. The Company's net operating loss carryforward is $1,950,849.

NOTE 8 LEASES

The Company leases its restaurant space under a lease agreement, which expired October 1, 1999. During the year ended December 31, 1998, the Company paid $130,960 under the lease agreement.

NOTE 9 OFFICER AND DIRECTOR COMPENSATION

No director receives or has received any compensation from the Company for service as a member of the Board of Directors. None of the officers have received any compensation for service from the Company. However, based on the time spent by one officer expense was recorded based on the estimated compensation and that amount was credited to paid-in captial as a contribution to capital.

NOTE 10 RELATED PARTY TRANSACTIONS

On December 12, 1997, by unanimous consent, the Board of Directors approved borrowing up to $100,000 from certain stockholders. The promissory notes provide that the notes be secured by the 'Net Game LinkTM system to be installed at the Company's restaurant. The holders of said notes shall, for each $10,000 of notes, in addition to the payment of principal and interest, be entitled to 7,500 shares of the Company's common stock at par value at maturity. Prior to maturity, the holders of the promissory notes shall have the right to convert their notes to equity in the amount of 12,500 shares of the Company's restricted common stock. Thereafter, by unanimous consent, the

Board of Directors approved additional borrowings from certain shareholders, in the aggregate sum of $162,000. In lieu of interest, the Company issued to such shareholders restricted shares of the Company's common stock.

NOTE 11 STOCK OPTION PLANS

In 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ["SFAS"] No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 is effective for fiscal years beginning after December 31, 1995 and requires companies to use recognized option pricing to estimate the fair value of stock-based compensation, including stock options. The Statement requires additional disclosure based on the fair value based method of accounting for an employee stock option and encourages, but does not require, companies to recognize the value of these option grants as additional compensation using methodology of SFAS No. 123. The Company has elected to continue recognizing expense as prescribed by APB Opinion No.25, "Accounting for Stock Issued to Employees," as allowed under FASB No. 123 rather than recognizing compensation expense as calculated under SFAS No. 123.

Incentive Stock Options [Non-Compensation]

These options, incentive in nature, provide that Mr. Jones may purchase (i) 111,000 shares at par value subject to the condition precedent that the Company's shares are trading at $1.50 per share, (ii) 361,000 shares at par value subject to the condition precedent that the Company's shares are trading at $3.00 per share, (iii) 111,000 shares at par value subject to the condition precedent that the Company's shares are publicly trading at $4.50 per share, and
(iv) the balance of 250,000 shares at par value subject to the condition precedent that the Company's shares are publicly trading at $5.00 per share. These incentive stock options were granted to Mr. Jones by the Company's board of directors (Mr. Jones abstaining) on December 12, 1997 and on December 14, 1998.

Messrs. Poynter and Aleckner each hold an option for 333,000 shares in the Company's Common Stock. These options, incentive in nature, provide that Messrs. Poynter and Aleckner may purchaser (i) 111,000 shares at par value subject to the condition precedent that the Company's shares are trading at $1.50 per share, (ii) 111,000 shares at par value subject to the condition precedent that the Company's shares are trading at $3.00 per share, and (iii) the balance of 111,000 shares at par value subject to the condition precedent that the Company's shares are publicly trading at $4.50 per share. These incentive stock options were granted to Messrs. Poynter and Aleckner by the Company's board of directors (Messrs.Poynter and Aleckner abstaining on the grant of their stock option) on December 14, 1998.

Outstanding options were 1,199,000 at December 31, 1999.

Accounting for the measurement date of these options occurs when the various stock prices are realized.

Stock Based compensation Plan

The Company has one stock-based compensation plan as noted below. With regard to its stock option plan, the Company applies APB No. 25 in accounting for such plans and accordingly no compensation cost has been recognized. Had compensation expense been determined based on fair value at the grant date for stock options consistent with SFAS No. 123 the Company's net income and net income per common share would not have changed for 1998 or 1999 because no grants were made in those years.

On December 12, 1997, by unanimous consent of the Board of Directors, restricted options to purchase 50,000 shares of the Company's common stock were issued to certain key personnel of the Company at an exercise price of $.005 per share conditioned upon the continued employment of the employee. The shares are non-transferable and may be redeemed at $.005 per share by the Company in the event the holder shall cease for any reason to be employed by the Company.

                                                            1999            1998

Options beginning of year                              1,499,000         800,000

Number of options granted                                     --         699,000
                                                      ----------      ----------

Options exercised during year                            300,000              --
                                                      ----------      ----------

Options forfeited during year                                 --              --
                                                      ----------      ----------

Options outstanding end of year                        1,199,000       1,499,000
                                                      ----------      ----------

Options exercisable at end of year                            --         300,000
                                                      ==========      ==========

Weighted average exercise price per
share outstanding and exercisable                     $     .005      $     .005
                                                      ==========      ==========

Weighted average grant date fair value                $       --      $       --
                                                      ==========      ==========

Had compensation expense been determined based on the fair value at the grant dates for the stock option grants consistent with the method of SFAS No.123, the Company's net income per common share would have been reduced to the pro forma amounts indicated below:

                                                           1999             1998
Net loss:                                                  ----             ----

  As reported                                          $361,880       $1,203,643

  Pro forma                                            $361,880       $1,203,643

Net per common share:

  As reported                                          $ (0.038)      $     .143

  Pro forma                                            $ (0.038)      $     .143

Calculated in accordance with the Black-Scholes option pricing model, using the Following assumptions; expected volatility computed using as of the date of the Grant the prior years average of the Common Stock which averaged 5%; expected dividend yield of 0%; expected option term of two years and risk free rate of 6%. The Company believes that there is no significant income tax effect.

NOTE 12 LEGAL PROCEEDINGS

On February 27, 1998 a judgment was rendered against First Brewery of Dallas I, Ltd. the partnership all of which interest was acquired by First Brewery of Dallas, Inc. The Company believes this judgment will be liquidated through bankruptcy proceedings of the subsidiary.

The Company's First Brewery of Dallas, Inc. subsidiary is a defendant in a proceeding commenced June 14, 1999 in Tarrant County, Texas by Ben Strong individually and d/b/a Benco & Associates. This litigation arose out of the construction of a brewpub which First Brewery acquired from its predecessor in interest, and alleges that the transaction in which first Brewery of Dallas, Inc. acquired the assets of the predecessor in interest constituted a fraudulent conveyance. The amount sought is approximately $58,000. The Company believes that this claim is without merit, and anticipates that it will be eliminated in any event through the filing of a bankruptcy proceeding by First Brewery of Dallas, Inc.

NOTE 13 REVERSE STOCK SPLIT

In a Special Meeting of the Board of Directors on June 30, 1997 and pursuant to the action of taken by the shareholders owning a majority of the issued and outstanding shares of the Company's common stock the Company gave effect to a reverse stock split of one share for five shares of the Company's common stock. Before the stock split the Company had 34,965,000 shares of stock outstanding; immediately after the stock split the Company had outstanding 6,993,000 shares of common stock.

NOTE 14 SUPPLEMENTAL CASH FLOW INFORMATION

The following supplemental cash flow information is provided for interest, Income taxes paid and for non-cash transactions:

                                               For the year ended December 31,

                                                      1999            1998
                                                      ----            ----

Interest paid                                       16,065          11,926
Income taxes paid                                       --              --
Non-cash transactions:
 Service compensated with stock                     21,250         243,750
 Compensation paid in options                       36,000              --
 Notes exchanged for equipment                      70,270              --

NOTE 15 REVISED FINANCIAL STATEMENTS

Subsequent to the completion of the 1998 audit and the issuance of the 1998 audit report it was determined that additional transactions had occurred where common stock of the Company was issued for consulting and other services. The financial statements have been revised to reflect these transactions which were recorded based on the value of the services performed and the price of the stock at the time of the services. In addition the revised financial statements have omitted reference to discontinued operations because the Company did not discontinue a segment of its business as described in APB No.30, rather all of the Company's prior operations ceased in January 1999. The financial statements have also been revised to show separately the Redeemable Common Shares outside the equity disclosure.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

The Articles of Incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors to the fullest extent permitted by law. In addition, the Company's bylaws provide that the Company shall indemnify and advance or reimburse reasonable expenses incurred by, directors, officers, employees or agents of the Company, to the fullest extent that a Company may grant indemnification to a director under the Texas Business Corp. Act, and may indemnify such persons to such further extent as permitted by law.

ITEM 25. Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee.........................................................  $ 4,105
Blue sky fees and expenses.............................................    5,000
Legal fees.............................................................   40,000
Accounting fees........................................................
Miscellaneous..........................................................   10,000
         Total.........................................................

ITEM 26. Recent Sales of Unregistered Securities

Upon its organization in January, 1996, the Company issued 2,100,000 of its Common Stock to its promoters and a limited number of third party investors at a purchase price of $0.02 per share for an aggregate purchase price of $42,000. This sale was made in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933, as amended (the "Act").

In May of 1996, the Company sold 400,000 units at a price of $0.125 per unit to a number of individual investors who were not previously affiliated or associated with the Company for an aggregate purchase price of $50,000. Each unit consisted of one share of Common Stock and two warrants, each warrant authorizing the holder to buy one share of the Company's Common Stock at the purchase price of $0.50. This sale was made in reliance upon the exemption contained in Rule 504 of Regulation D under the Act.

In March of 1997, the Company sold 633,000 shares of the Company's Common Stock at a price of $.01 per share to 14 individual investors not previously associated or affiliated with the Company, for an aggregate purchase price of $63,300. This sale was made in reliance on the exemption contained in Rule 504 of Regulation D under the Act .

In March of 1997, the Company issued 3,860,000 shares of its Common Stock to 10 shareholders of First Brewery of Dallas, Inc., then operating the Hubcap Brewery & Kitchen of Dallas, Texas, in exchange for all of the outstanding shares of that corporation. Based on the price at which the Company's shares had most recently been sold to an unrelated investor, the Company believes that the fair market value of the shares issued in this transaction was $38,600. The shares were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act.

In conjunction with the stock-for-stock swap discussed in the preceding paragraph, the Company redeemed 193,000 shares of its Common Stock from Adams Bragg & Company, Inc. in exchange for a Gateway computer valued at $2,000.

In September of 1997 the Company issued 490,102 shares of its Common Stock at $0.50 per share for an aggregate purchase price of $245,051 upon exercise of the warrants originally issued in 1996. The shares were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act.

In December of 1997, the Company issued 425,000 shares of its Common Stock to Adams Bragg & Company, Inc., in exchange for its proprietary rights in the 'Net GameLinkTM idea, which was valued by the Company's Board of Directors at $2,125. The shares were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act.

Between December, 1997 and February, 1998, the Company issued $100,000 in principal amount of its convertible subordinated notes to certain of its existing shareholders and one additional sophisticated investor. These notes were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act.

In March of 1998, the Company issued 120,000 shares of its Common Stock to certain of its existing shareholders as additional consideration for a loan in the aggregate amount of $50,000. Management believes that the fair market value of the 120,000 shares issued in lieu of interest was approximately $30,000. The shares were issued in reliance upon the private offering exemption contained in
Section 4(2) of the Act.

In May of 1998, the Company issued 300,000 shares of its Common Stock to Net Gameport, Inc., an accredited investor, in payment for financial and public relations consulting services valued at $75,000. These notes were issued in reliance upon the private offering exemptions contained in Section 4(2) and the accredited investor exemption contained in Section 4(6) of the Act.

In June of 1998, the Company issued 300,000 shares of its Common Stock to Capital & Media Partners, Inc. in payment for financial and public relations consulting services valued at $150,000. These shares were issued in reliance upon the private offering exemption contained in Section 4(2) and the accredited investor exemption contained in Section 4(6) of the Act.

In September of 1998, the Company issued $123,000 in principal amount of promissory notes to existing shareholders and issued 493,000 shares of its Common Stock in lieu of future interest on such notes. Management believes that the fair market value of the 493,000 shares issued in lieu of interest was approximately $123,250. These notes and shares were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act.

In November of 1998, the Company issued 60,000 shares of its Common Stock to a current shareholder who was an accredited investor at $0.25 per share for an aggregate purchase price of $15,000. These shares were issued in reliance upon the private offering exemption contained in Section 4(2) and the accredited investor exemption contained in Section 4(6) of the Act.

In December of 1998, the Company issued 800,000 shares of its Common Stock to an individual accredited investor in payment for shareholder relations and strategic planning services valued at $200,000. These shares were issued in reliance upon the private offering exemption contained in Section 4(2) and the accredited investor exemption contained in Section 4(6) of the Act.

In January of 1999, the Company issued issued $88,500 in principal amount of promissory notes to existing shareholders and issued 240,000 shares of its Common Stock in lieu of future interest on such notes. Management believes that the fair market value of the 240,000 shares issued in lieu of interest was approximately $55,200. These notes and shares were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act.

In January of 1999, the Company issued 300,000 shares of its Common Stock to its Chief Executive Officer and two employees at $0.005 per share upon the exercise of stock options for an aggregate of $1,500. The shares were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act.

In April of 1999, the Company issued in aggregate of 1,000,000 shares of its Common Stock to two investors not previously associated or affiliated with the Company at $0.06 per share for an aggregate of $60,000, and an additional 100,000 shares also valued at $0.06 per share for an aggregate of $6,000, to the law firm handling the transaction and a financial services firm in payment for their services in connection with the transaction. The shares were issued in reliance upon the limited offering exemption of Rule 504 under the Act.

In July, 1999, the Company issued 119,048 shares of its Common Stock at $0.42 per share for an aggregate of $50,000. These shares were sold to one individual who had been directly involved in development of the Company's game machine and was thoroughly familiar with its business, and were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act.

In October of 1999, the Company issued 250,000 shares of its Common Stock to an accredited investor not previously associated with the Company at $0.10 per share for an aggregate of $25,000. Also in October of 1999, the Company issued 25,000 shares of its common stock in partial payment of legal fees incurred in connection with registration of its Common Stock under the Securities Exchange Act of 1934. Management believes that the fair market value of the 25,000 shares issued in payment of the legal fee was approximately $2,500. These shares were issued in reliance upon the private offering exemption contained in Section 4(2) and the accredited investor exemption contained in Section 4(6) of the Act.

In January of 2000, the Company issued 100,000 shares of its Common Stock to its Chief Executive Officer as compensation for his guaranty of an unsecured bank loan to the Company in the amount of $20,000. Management believes that the fair market value of the shares was approximately $35,000. These shares were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act.

In April of 2000, the Company issued 88,968 shares of its common stock to its chief executive officer as compensation for his guaranty of an unsecured bank loan to the Company in the amount of $25,000. Management believes that the fair market value of the shares was approximately $30,694. These shares were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act.

In June of 2000, the Company issued 71,429 shares of its common stock to an accredited investor which was previously a shareholder of the Company at $0.70 per share for an aggregate of $50,000.00. Additionally, the Company issued to such accredited investor $50,000.00 in principal amount of promissory notes and an additional 8,571 shares of its common stock in lieu of future interest on such note. Management believes that the fair market value of the 8,571 shares issued in lieu of interest was approximately $2,571. These shares and notes were issued in reliance upon the private offering exemption contained in Section 4(2) and the accredited investor exemption contained in Section 4(6) of the Act.

In June of 2000, the Company granted De Monte Associates, Inc., a financial public relations firm, five year options to purchase (i) 25,000 shares at $0.51 per share, but only if at the time of exercise our shares are trading at $3.00 per share, and (ii) an additional 25,000 shares at $0.51 per share but only if at the time of exercise our shares are trading at $5.00 per share. These options were issued in reliance upon the private offering exemption contained in Section 4(2) and the accredited investor exemption contained in Section 4(6) of the Act.

ITEM 27. Exhibits

EXHIBIT           DESCRIPTION

NO

(3.1) Articles of Incorporation of The Schooner Brewery Incorporated incorporated by reference from Exhibit 3.1 to the registrant's Registration Statement on Form 10SB

(3.2) Certificate of Amendment of Articles of Incorporation of The Schooner Brewery Incorporated dated February 14, 1997 incorporated by reference from Exhibit 3.2 to the registrant's Registration Statement on Form 10SB

(3.3) Certificate of Amendment of Articles of Incorporation of The Schooner Brewery Incorporated filed February 10, 1999 incorporated by reference from Exhibit 3.3 to the registrant's Registration Statement on Form 10SB

(3.4) Bylaws incorporated by reference from Exhibit 3.4 to the registrant's Registration Statement on Form 10SB

(3.5) Plan of Merger between GameCom, Inc., a Nevada corporation and GameCom, Inc., a Texas corporation incorporated by reference from
          Exhibit 3.5 to Amendment No. 1 to the registrant's Registration Statement on Form 10SB

(3.6) Articles of Incorporation of GameCom, Inc., a Texas corporation incorporated by reference from Exhibit 3.6 to Amendment No. 1 to the registrant's Registration Statement on Form 10SB

(3.7) Bylaws of GameCom, Inc. incorporated by reference from Exhibit 3.7 to Amendment No. 1 to the registrant's Registration Statement on Form 10SB

(4.1) Form of Subordinated Notes incorporated by reference from Exhibit 4.1 to the registrant's Registration Statement on Form 10SB

(4.2)     Form of Convertible Subordinated Notes incorporated by reference from
          Exhibit 4.2 to the registrant's Registration Statement on Form 10SB

(4.3) Form of Convertible Subordinated Notes providing for penalty payable in shares incorporated by reference from Exhibit 4.3 to the registrant's Registration Statement on Form 10SB

(4.4)     * Option agreement with De Monte Associates, Inc.

(5.1)     Legal opinion of Raice Paykin Krieg & Schrader

(10)      2000 Incentive Stock Option Plan incorporated by reference from
          Exhibit 4.3 to Amendment No. 1 to the registrant's Registration Statement on Form 10SB

(21) List of Subsidiaries incorporated by reference from Exhibit 21 to the registrant's Registration Statement on Form 10SB

(23.1)    * Consent of Raice Paykin Krieg & Schrader (contained in Exhibit 5)

(23.2)    * Consent of Thomas Bailey & Associates PC

(24.1) Powers of Attorney (included on the signature page to this registration statement)

(27)      Financial Data Schedule

          * To be filed by amendment

ITEM 28. Undertakings.

(a) The undersigned registrant hereby undertakes that it will:

      (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any additional or changed material information on the plan of distribution;

      (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that it will:

      (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Arlington, Texas on July ___, 2000.

GAMECOM, INC.


By: /s/ L. Kelly Jones
    ------------------

            Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints L. Kelly Jones, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature               Title                                      Date

                        Chief Executive Officer, Chairman
                        of the Board of Directors and Chief
                        Financial Officer


/s/ L. Kelly Jones
------------------------                                           July 11, 2000
L. Kelly Jones


/s/ John F. Aleckner, Jr.
------------------------    President and Director                 July 11, 2000
John F. Aleckner, Jr.


/s/ W. James Poynter
------------------------    Vice-President and Director            July 11, 2000
W. James Poynter


/s/ Kimberly Biggs
------------------------    Secretary and Treasurer                July 11, 2000
Kimberly Biggs